UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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MONOTYPE IMAGING HOLDINGS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 16, 2013

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Monotype Imaging Holdings Inc. (the “Company”) to be held at 8:30 a.m., local time, on Tuesday, May 21, 2013 at the Company’s principal office located at 500 Unicorn Park Drive, Woburn, MA 01801.

At this Annual Meeting, the agenda includes:

1. The election of two Class I directors, each for three-year terms;

2. An advisory vote on the Company’s executive compensation;

3. Ratification of the audit committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013; and

4. To consider and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Details regarding the matters to be acted upon at this Annual Meeting appear in the accompanying Proxy Statement. Please give this material your careful attention.

If you are a stockholder of record, please vote in one of the following three ways whether or not you plan to attend the Annual Meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-prepaid envelope, (2) by completing your proxy using the toll-free telephone number listed on the proxy card, or (3) by completing your proxy on the Internet by following the instructions on your proxy card. It is important that your shares be voted whether or not you attend the meeting in person. Votes made by phone or on the Internet must be received by 11:59 p.m., local time, on May 20, 2013. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or completed your proxy by phone or on the Internet. Your prompt cooperation is greatly appreciated.

Very truly yours,

Douglas J. Shaw

President and Chief Executive Officer

500 Unicorn Park Drive

Woburn, Massachusetts 01801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2013

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of Monotype Imaging Holdings Inc., a Delaware corporation (the “Company”), will be held on May 21, 2013, at 8:30 a.m. local time at the Company’s principal office at 500 Unicorn Park Drive, Woburn, MA 01801, for the following purposes:

1. To elect two Class I directors nominated by the board of directors to serve until the 2016 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal;

2. To hold an advisory vote to approve the compensation of the Company’s named executive officers;

3. To ratify the audit committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013; and

4. To consider and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later postponement or adjournment, the Annual Meeting may be postponed or adjourned.

The board of directors has fixed the close of business on March 28, 2013 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof. Only holders of record of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), at that time will be entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof.

You are requested to authorize a proxy to vote your shares by filling in and signing the enclosed proxy card, which is being solicited by the board of directors, and by mailing it promptly in the enclosed postage-prepaid envelope. You may also authorize a proxy to vote your shares by telephone or over the Internet by following the instructions on your proxy card. Votes made by phone or on the Internet must be received by 11:59 p.m., local time, on May 20, 2013. Any proxy delivered by a holder of Common Stock may be revoked by a writing delivered to the Company stating that the proxy is revoked or by delivery of a properly executed, later dated proxy. Holders of record of Common Stock who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy or authorized a proxy by telephone or over the Internet, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously delivered proxy.

By Order of the Board of Directors,

Janet M. Dunlap

Vice President, General Counsel and Secretary

Woburn, Massachusetts

April 16, 2013

Proxy Statement

MONOTYPE IMAGING HOLDINGS INC.

2013 PROXY SUMMARY

This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Monotype Imaging Holdings Inc., a Delaware corporation (the “Company”), for use at the Company’s 2013 Annual Meeting of Stockholders.

This Proxy Statement and form of proxy will be made available to stockholders on or about April 16, 2013.

Annual Meeting of Stockholders (the “Annual Meeting”)

• Time and Date	8:30 a.m., Tuesday, May 21, 2013 (including any postponements or adjournments)
• Place	Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, MA 01801
• Record Date	March 28, 2013
• Shares Entitled to Vote	38,267,656
• Voting	Each share of our common stock (our “Common Stock”) is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

What is Included in this Proxy Statement?

Beginning on
•	Information about certain of our stockholders—specifically any person or entity that beneficially owns more than five percent of our Common Stock, our directors, and certain members of our executive management team	Page 5
•	Information about our executive management team, including biographies	Page 7
•	Information on each of the proposals that you are being asked to consider at the Annual Meeting, each of which is summarized below	Page 10
•	Information related to our audit committee	Page 49
•	Information related to the solicitation of proxies	Page 50
•	Information on how proposals may be submitted for consideration by our stockholders at our 2014 annual meeting of stockholders	Page 50

What Proposals will be voted on at the Annual Meeting?

You will be asked to consider the proposals described below and any other business that properly comes before the Annual Meeting.

Election of Directors (Proposal One): We are asking our stockholders to elect Robert M. Givens and Roger J. Heinen, Jr. (collectively, the “Nominees”) as Class I directors of the Company to serve until the 2016 Annual Meeting of Stockholders and until each of their respective successors is duly elected and qualified or until his earlier resignation or removal. Mr. Givens has served on our board of directors since 2004 and as its chairman since 2006. Mr. Heinen has served as a member of our board of directors since

2006. Mr. Heinen serves as a member of our management development and compensation committee and is the chairperson of our nominating and corporate governance committee. Full biographical information for each of the Nominees can be found beginning on page 11.

Executive Compensation (Proposal Two): We are asking our stockholders to approve on a non-binding advisory basis the compensation of our named executive officers discussed in the Compensation Discussion and Analysis beginning on page 23. The board believes that our compensation policies and practices are effective in achieving our goals of rewarding both short- and long-term performance. Our base salaries and cash bonuses reward short-term Company financial performance and the satisfaction of an executive officer’s individual personal performance objectives, while our equity awards, mainly in the form of nonqualified stock options and restricted stock, reward long-term Company performance and align the interests of management with those of our stockholders.

Summary of 2012 Compensation Decisions

December 2011	•	Our management development and compensation committee determined that base salary increases for executive officers for fiscal 2012 were appropriate based on both the competitive positioning of the executive team when compared to their peers and the performance of the Company year to date. Increases were based on individual performance and were also influenced by the competitive standing of the individual executive in relation to similar positions in our peer organizations.

•	Our board of directors approved our 2012 internal Company-wide financial goals:
¡	$134.5 million of revenue, and
¡	$59.6 million of full year non-GAAP net adjusted EBITDA(1).

February 2012	•	Our management development and compensation committee adopted our 2012 executive incentive compensation plan (the “2012 Compensation Plan”) which provided that no payments would be made to our executive officers if the Company did not achieve at least 90% of the revenue or non-GAAP net adjusted EBITDA goals established by the board of directors. The two metrics, revenue and net adjusted EBITDA, were equally weighted because the committee considered the Company’s ability to grow revenue reflected in net adjusted EBITDA to be equally important. Individual cash incentive compensation payment targets as a percentage of base salary for our executive officers were set as:
¡	President and chief executive officer—70%
¡	Chief financial officer—45%
¡	Executive vice president—50%
¡	All other executive officers—30%-40%

•	Our management development and compensation committee awarded non-qualified stock options and restricted stock to our executive officers. Approximately three quarters of each equity grant was issued in the form of non-qualified stock options and approximately one quarter was issued in the form of restricted stock. These awards vest over a four-year period.

May 2012	•	Our board of directors adjusted our 2012 internal Company-wide financial goals. These financial goals were increased to account for our March 19, 2012 acquisition of Bitstream Inc., and were set at:
¡	$148.3 million of revenue, and
¡	$62.3 million of full year non-GAAP net adjusted EBITDA(1).

(1)	We define net adjusted EBITDA as operating income as defined under generally accepted accounting principles (“GAAP”) adding back share-based compensation, depreciation and amortization expenses.

February 2013	•	Our management development and compensation committee approved cash incentive compensation payments to our executive officers under our 2012 Compensation Plan based on the following considerations:
¡	Our total revenue for the full year 2012 was $149.9 million, an increase of 22% over the full year 2011 and 101% of our internal goal.
¡

Our non-GAAP net adjusted EBITDA for the full year 2012 was $65.1 million(2) and 104% of our internal goal. This result includes an add-back of approximately $0.9 million for acquisition related expenses consistent with past methodology used to calculate our achievement against our net adjusted EBITDA target.

¡	The extent to which our executive officers, including our president and chief executive officer, substantially achieved their individual performance objectives.

•

Our management development and compensation committee adopted our 2013 executive officer incentive compensation plan as disclosed on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) dated February 27, 2013.

Ratification of Independent Registered Public Accounting Firm (Proposal Three): We are asking our stockholders to ratify the audit committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013. Beginning on page 48, you will find our audit committee report, information on audit services provided by Ernst & Young LLP for the years ended December 31, 2011 and December 31, 2012, fees paid, and information regarding the approval of non-audit services.

How does the Board of Directors Recommend I Vote?

• Proposal One	FOR the election of Messrs. Givens and Heinen

• Proposal Two	FOR the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers

• Proposal Three	FOR the ratification of the appointment of the Company’s independent registered public accounting firm for 2013

How do I Vote my Shares of Common Stock?

Whether you hold shares directly as the stockholder of record or indirectly as the beneficial owner of shares held for you by a broker or other nominee (i.e., in “street name”), you may direct your vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares you hold in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this either over the Internet, by telephone or by mail. Please refer to the instructions included on your proxy card or, for shares you hold in street name, the voting instruction card provided by your broker or nominee.

The persons named as attorneys-in-fact on the proxy card, Douglas J. Shaw and Scott E. Landers, were selected by the board of directors and are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted by such persons at the Annual Meeting. If you return a properly signed proxy but do not mark your vote on any matter, the proxy will be voted “FOR”

(2)

Our full year net adjusted EBITDA as reported in the press release and Form 8-K issued by the Company on February 14, 2013 was $64.2 million, or 43% of revenue, an increase of 18% over the prior year and did not include any acquisition related add-backs.

the proposals described in this Proxy Statement. It is not anticipated that any matters other than those set forth in the Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in the discretion of the proxy holders.

What is a “Broker Non-vote”?

A “broker non-vote” refers to a share of Common Stock represented at the Annual Meeting which is held by a broker or other nominee who has not received instructions from the beneficial owner or person entitled to vote such share where the broker or nominee does not have discretionary voting power to vote such share. If you hold shares of our Common Stock through a broker or other nominee (i.e. in “street name”), you must provide written instructions on how you want your shares to be voted on each individual matter being presented to you in this Proxy Statement. If you do not provide your broker or other nominee with voting instructions on each individual Proposal, and the Proposal is not considered a “routine matter,” then your broker or other nominee will not be able to vote your shares on your behalf on any “non-routine” proposal. Please note that Proposal One and Proposal Two are considered “non-routine” matters. It is very important that you provide written instructions on each individual proposal if you want your vote on these matters to be counted.

* * *

The Company’s 2012 Annual Report to Stockholders, including financial statements for the year ended December 31, 2012, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material.

A copy of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), including all exhibits to such Annual Report, may be obtained free of charge by writing to Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801, Attention: Chief Financial Officer or by accessing the “Investor Relations” section of the Company’s website (www.monotype.com).

STOCK OWNERSHIP AND OTHER INFORMATION

Security Ownership of Certain Beneficial Owners

The following table contains information about beneficial ownership of the Company’s Common Stock. The table lists persons or entities known to the Company to own, directly or indirectly, more than five percent of the Company’s Common Stock as of December 31, 2012. The information below is based on publicly available filings on Form 13G filed with the SEC for the period ending December 31, 2012, and the percentage ownership calculations are based on 37,770,878 shares outstanding on March 1, 2013.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
FMR, LLC	5,551,778	14.7%
82 Devonshire Street Boston, MA 02109
BlackRock, Inc.	2,832,021	7.5%
40 East 52nd Street New York, NY 10022
The Vanguard Group, Inc.	2,187,740	5.8%
100 Vanguard Boulevard Malvern, PA 19355

Security Ownership of Management

The following table contains information regarding beneficial ownership of the Company’s Common Stock as of March 1, 2013 by: (i) all directors of the Company, (ii) all executive officers designated by the Company including those named in the Summary Compensation Table, and (iii) all directors and executive officers as a group. This information set forth below is based on representations made by each director and executive officer with respect to each of their beneficial ownership. The address of the listed stockholders is c/o Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, MA 01801.

Percentage ownership calculations are based on 37,770,878 shares outstanding as of March 1, 2013.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent (1)
Douglas J. Shaw (2)+	635,458	1.7%
Scott E. Landers (3)	237,336	*
John L. Seguin (4)+	110,802	*
Janet M. Dunlap (5)+	122,230	*
Steven R. Martin (6)+	128,251	*
Robert M. Givens (7)+	375,132	1.0%
Roger J. Heinen Jr. (8)+	81,780	*
Pamela F. Lenehan (9)	80,780	*
Robert L. Lentz	30,270	*
Peter J. Simone	27,377	*
Timothy B. Yeaton	12,414	*
All executive officers and directors as a group (17 persons) (10)	2,318,408	6.1%

*	Represents less than 1% of the outstanding shares of Common Stock.
+	The executive officer or director has implemented a 10b5-1 trading plan under which shares of the Company’s Common Stock can be sold from time to time.

(1)	The total number of shares outstanding used in calculating the percentage ownership for any beneficial owner also includes options to purchase Common Stock held by the beneficial owner that are currently exercisable or will become exercisable within 60 days of March 1, 2013.
(2)	The amount includes 449,632 shares subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2013.
(3)	The amount includes 2,000 shares of stock indirectly held by Mr. Landers in his children’s names and 191,554 shares subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2013.
(4)	The amount includes 85,581 shares subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2013.
(5)	The amount includes 107,952 shares subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2013.
(6)	The amount includes 107,952 shares subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2013.
(7)	The amount includes 70,000 shares subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2013.
(8)	The amount includes 60,000 shares subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2013.
(9)	The amount includes 2,000 shares of stock indirectly held by Ms. Lenehan’s spouse, as to which Ms. Lenehan disclaims beneficial ownership, and 30,000 shares subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2013.
(10)	The amount includes 1,380,139 shares subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2013; 2,000 shares of Common Stock indirectly held by one of our executive officers in his children’s names; 26,920 shares of Common Stock indirectly held by one of our executive officers in the name of his spouse; and 2,000 shares of Common Stock indirectly held by one of our directors in the name of her spouse, as to which she disclaims beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our executive officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities (collectively “Insiders”) to file reports of ownership and changes in ownership with the SEC. Insiders are required by the SEC to furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of copies of such reports and written representations that no other reports were required during the year ended December 31, 2012, all Section 16(a) filing requirements applicable to the Insiders were timely satisfied.

MANAGEMENT AND DIRECTORS

Executive Officers, Key Employees and Directors

The following table provides information about our directors, executive officers and key employees, including their ages, as of January 31, 2013:

Name	Age	Position
Douglas J. Shaw	57	President and Chief Executive Officer and Director
Scott E. Landers	42	Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
John L. Seguin	58	Executive Vice President
Steven R. Martin	50	Senior Vice President, Engineering
Janet M. Dunlap	48	Vice President, General Counsel and Secretary
Daniel T. Gerron	46	Vice President, Corporate Development
Lisa A. Landa	48	Vice President, Corporate Marketing
John H. McCallum	56	Vice President and General Manager, Enterprise Solutions and Managing Director, Monotype Ltd.
Ira Mirochnick	53	Vice President and General Manager, Display Imaging
Patricia J. Money	56	Vice President, Human Resources
Christopher J. Roberts	45	Vice President and General Manager, E-commerce
Joseph G. Roberts	49	Vice President and General Manager, Printer Imaging
Robert M. Givens	68	Chairman of the Board of Directors
Roger J. Heinen, Jr. (1)(3)	61	Director
Pamela F. Lenehan (2)(3)	60	Director
Robert L. Lentz (2)(3)	62	Director
Peter J. Simone (1)(2)	65	Director
Timothy B. Yeaton (1)(3)	54	Director

(1)	Member of the nominating and corporate governance committee.
(2)	Member of the audit committee.
(3)	Member of the management development and compensation committee.

The following biographies of our executive officers are based on information provided to the Company by each officer. Officers of the Company are elected annually at the first meeting of the board of directors following each annual meeting of stockholders. Each officer holds office until the first meeting of the board of directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal in accordance with the Company’s by-laws. There is no family relationship between any director, Nominee or executive officer of the Company. Biographies of our current directors and each Nominee can be found beginning on page 11. Mr. Shaw, who is our President and Chief Executive Officer as well as a director, has been included in the executive officer biographies below.

Douglas J. Shaw. Mr. Shaw has served as our President and Chief Executive Officer since January 2007. From November 2004 until December 2006, he served as our Senior Vice President and has served as a member of our board of directors since we were acquired by TA Associates, Inc., from Agfa Corporation in November 2004. From October 1988 until November 2004, he served in various capacities with Agfa Corporation and, beginning in 2000, as the Senior Vice President of Agfa Monotype. From May 1981 until it was acquired by Agfa Corporation in 1988, he was employed by Compugraphic Corporation. He co-founded the Font Technologies division of Compugraphic Corp. with Mr. Givens, the chairman of our board of directors, in October 1986. Mr. Shaw holds a bachelor’s degree in accounting from Boston College and a master’s degree in business administration from Babson College.

Scott E. Landers. Mr. Landers has served as our Senior Vice President and Chief Financial Officer since July 2008. From September 2007 to July 2008, he served as Vice President of Global Finance at Pitney Bowes Software, a leading global provider of location intelligence solutions, where he was responsible for worldwide accounting, financial reporting, budgeting and financial analysis. From April 2007 to September 2007, he served as Vice President of Finance and Administration, responsible for worldwide accounting, financial and SEC reporting, budgeting and financial analysis, treasury and tax for Pitney Bowes MapInfo Corporation. Prior to that, he served as Vice President of Finance and Corporate Controller at MapInfo Corporation from June 2003 to April 2007, and was responsible for day to day accounting and finance operations, until it was acquired by Pitney Bowes. Mr. Landers has sat on the board of directors of Bridgeline Digital since January 2010, and became a member of the audit committee of Bridgeline Digital in February 2010. Mr. Landers is a certified public accountant and holds a bachelor’s degree in accounting from Le Moyne College and a master’s degree in business administration from The College of Saint Rose.

John L. Seguin. Mr. Seguin has served as our Executive Vice President, responsible for our OEM business, since August 2006. From November 2004 until August 2006, he served as our Senior Vice President and General Manager, Display Imaging. From July 2004 until November 2004, he was Senior Vice President and General Manager, Display Imaging at Agfa Monotype. From February 2004 until May 2004, he was Vice President, Worldwide Sales of Sand Video Inc., a developer of advanced video compression semiconductor technology for a broad range of consumer digital video applications, until its acquisition by Broadcom Inc. From March 1999 until February 2004, he served in various executive capacities at Xionics Document Technologies, Inc., a provider of embedded software solutions for printer and copier OEMs, and its successors Oak Technology, Inc., a supplier of semiconductor chips for optical storage devices, digital televisions and multi-function printers, and Zoran Corporation, a developer and manufacturer of chips that are used in a wide range of consumer electronics, including as Vice President, Worldwide Sales and Marketing for the Imaging Division. Mr. Seguin holds a bachelor’s degree in marketing from Southeastern Massachusetts University and a master’s degree in business administration from Suffolk University.

Steven R. Martin. Mr. Martin has served as our Senior Vice President, Engineering since October 2012. Prior to that, he served as our Vice President, Engineering and Development from March 2005 to October 2012. From January 2004 until March 2005, he served as the Director of Engineering at Newmarket International, a provider of enterprise software solutions to the global hospitality and entertainment industries. From 1993 until December 2003, he served in various capacities with Nuance Communications, Inc. (previously ScanSoft, Inc.), a software company known for its speech recognition and speech synthesis software, including as Vice President, New Product Development for Nuance’s optical character recognition and imaging division from February 2001 until December 2003. Mr. Martin holds a bachelor’s degree in computer science from Fitchburg State College and a master’s degree in computer science from George Washington University.

Janet M. Dunlap. Ms. Dunlap has served as our General Counsel since September 2006 and as a Vice President since March 2010. From October 2000 until September 2006, she was a partner at Goodwin Procter LLP. From September 1993 until October 2000, she was an associate at Goodwin Procter LLP. Ms. Dunlap holds a Professional Director Certification from the American College of Corporate Directors. Ms. Dunlap holds a bachelor’s degree in economics from Franklin and Marshall College and a juris doctorate from Boston College Law School.

Daniel T. Gerron. Mr. Gerron has served as our Vice President, Corporate Development since October 2010. Prior to that, he served as our Vice President, Business Development from September 2008 to October 2010. From April 2007 to September 2008, he served as Vice President of Mergers and Acquisitions at Pitney Bowes Inc., a leading global provider of mail processing equipment and integrated mail solutions. Prior to that, he served as Vice President of Business Planning from October 2002 to April

2007 at MapInfo Corporation until it was purchased by Pitney Bowes in April 2007. Mr. Gerron holds a bachelor’s degree in Asian studies and a master’s degree in business administration from the University of Texas at Austin.

Lisa A. Landa. Ms. Landa has served as our Vice President, Corporate Marketing since November 2011. Prior to that, she was Chief Marketing Officer of dynaTrace Software, a manufacturer of application performance management solutions from May 2011 to July 2011 when it was acquired by Compuware Corporation. From November 2006 to May 2011, she was Vice President, Marketing for Arbor Networks, a leading provider of security and visibility solutions for converged carrier networks, and from April 2005 to October 2006 she served as Vice President of Marketing for Vertical Communications Inc., a provider of VoIP phone systems and voice applications. Prior to that, she held various marketing positions including Vice President of Corporate Marketing for RSA Security Inc. and as marketing consultant. Ms. Landa holds a bachelor’s degree in art and English from Williams College.

John H. McCallum. Mr. McCallum has served as our Vice President and General Manager, Enterprise Solutions since September 2011. From July 2009 until September 2011 he served as our Vice President, Creative Professional. Since January 1995 he has also served as the Managing Director, Monotype Ltd., our subsidiary located in the United Kingdom. Mr. McCallum has been with Monotype Ltd. and its predecessors since May 1993.

Ira Mirochnick. Mr. Mirochnick has served as our Vice President, Display Imaging since December 2010. Prior to that, Mr. Mirochnick formed Ascender Corporation and served as its president from July 2003 until December 2010 when it was acquired by Monotype Imaging Inc. From January 2000 until July 2003, he served as senior vice president of Agfa Monotype. From January 1989 to December 1999, he served as president of Monotype Typography Ltd. until it was merged into Agfa Monotype. Mr. Mirochnick is a certified public accountant and holds a bachelor’s degree in accounting from DePaul University.

Patricia J. Money. Ms. Money has served as our Vice President, Human Resources since August 2006. From November 2004 until August 2006 she served as our Human Resources Director. From January 2001 until November 2004 she served as Human Resources Director at Agfa Monotype and from March 2000 until December 2000 she served as Human Resources Manager at Agfa Corporation. Prior to joining Agfa Monotype, Ms. Money has held a number of senior human resource positions in varying industries including manufacturing, health care and the non-profit sector. Ms. Money holds a bachelor’s degree in business administration from the University of Memphis and is a certified Senior Professional in Human Resources.

Christopher J. Roberts. Mr. Roberts has served as our Vice President and General Manager, E-commerce since September 2011. From August 2007 until September 2011, he served as our Vice President, Marketing. From May 2006 to August 2007, he served as our Director, Corporate Marketing. Prior to that, he served as our Director, Consumer Marketing from October 2002 to May 2006 and as our Consumer Marketing Manager from February 2001 to October 2002. Prior to that, Mr. Roberts served as the Marketing Programs Manager for Hifi.com/Cambridge Soundworks from October 1999 to February 2002. Mr. Roberts holds a bachelor’s degree in Business Administration from St. Michael’s College and a master’s degree in business administration from Clarkson University.

Joseph G. Roberts. Mr. Roberts has served as our Vice President and General Manager, Printer Imaging since January 2013. From May 2012 to January 2013 he served as our Director of Sales for Printer Imaging and from October 2002 to May 2012 he served as our Senior Business Development Manager, Printer Imaging. Prior to that, he served as an OEM Sales Manager for Nuance Communications Inc. (previously ScanSoft, Inc.) from May 2000 to October 2002. Mr. Roberts holds a bachelor’s degree in finance from Montana State University and a master’s degree in business administration from Rochester Institute of Technology.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our board of directors currently consists of seven members. The Company’s certificate of incorporation divides the board of directors into three classes. One class is elected each year for a three year term. The board of directors, upon the recommendation of the nominating and corporate governance committee, has nominated Robert M. Givens and Roger J. Heinen, Jr., (the “Nominees”) and recommended that they be elected to the board of directors, each as a Class I director, to serve until the 2016 Annual Meeting of Stockholders and until each of their successors is duly elected and qualified or until each of their earlier death, resignation or removal. Messrs. Givens and Heinen are currently Class I directors whose term expires at this Annual Meeting. The board of directors anticipates that Messrs. Givens and Heinen, if elected, will serve as directors and have consented to be named in this Proxy Statement.

This proposal relates solely to the election of the Nominees and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company.

Vote Required and Recommendation

Only holders of record of the Company’s Common Stock as of the close of business on the Record Date are entitled to vote on Proposal One. Proxies will be voted FOR the election of Messrs. Givens and Heinen as Class I directors unless contrary instructions are set forth on the enclosed proxy card. The election of Messrs. Givens and Heinen for director requires the affirmative vote of the holders of a plurality of the shares of the Company’s Common Stock voted in the election of directors. Withheld votes will have no effect on the election of Messrs. Givens and Heinen. Please note that your broker or other nominee may vote your shares in its discretion only on “routine matters.” The Company believes that the election of directors is not a routine matter. If your shares of the Company’s Common Stock are held for you by a broker or other nominee (i.e., in “street name”), and you do not give specific voting instructions, your shares will not be voted on Proposal One.

The Board of Directors recommends that stockholders vote FOR the election of the director Nominees.

Information Regarding the Nominees and Current Directors

The following table lists the Nominees to be elected at the Annual Meeting, our other current directors, the year the Nominee or director was first elected, the positions with the Company currently held by the Nominee or director, the year the Nominee’s or director’s current term will expire and the Nominee’s or director’s current class:

Nominee’s or Director’s Name and Year First Became a Director	Position(s) with the Company	Year Current Term Will Expire	Current Class of Director
Nominees for Class I Director:
Robert M. Givens—2004	Chairman of the Board of Directors	2013	I
Roger J. Heinen, Jr.—2006	Director	2013	I

Other Current Directors:
Robert L. Lentz—2008	Director	2014	II
Douglas J. Shaw—2004	President, Chief Executive Officer and Director	2014	II
Peter J. Simone—2006	Director	2014	II
Pamela F. Lenehan—2006	Director	2015	III
Timothy B. Yeaton—2012	Director	2015	III

Director and Nominee Biographical Information

The following biographies of our current directors and the Nominees are based on information provided to the Company by each director or Nominee. There is no family relationship between any director, Nominee, or executive officer of the Company. None of our directors or Nominees has been convicted in a criminal proceeding in the past ten years.

Nominees

Robert M. Givens. Mr. Givens has served as a member of our board of directors since we were acquired by TA Associates, Inc., from Agfa Corporation in November 2004 and has served as Chairman of the board of directors since November 2006. From November 2004 until December 2006, he served as our President and Chief Executive Officer. From October 1988 until November 2004, he served in various capacities with Agfa Corporation and, beginning in 2000, as President of Agfa Monotype. From September 1975 until it was acquired by Agfa Corporation in 1988, he was employed by Compugraphic Corporation where he co-founded its Font Technologies division with Mr. Shaw in October 1986. Mr. Givens holds a bachelor’s degree in biology from Millikin University and a master’s degree from Indiana University in higher education/student personnel.

Roger J. Heinen, Jr. Mr. Heinen has served as a member of our board of directors since September 2006. Mr. Heinen served as a director of Progress Software Corporation from April 1999 until May 2010. From January 1993 until March 1996, he was a Senior Vice President in the Developer Division of Microsoft Corporation. From December 1989 until January 1993, he served as Senior Vice President of Apple Computer’s Software Division. Mr. Heinen received a bachelor’s degree in computer science from Worcester Polytechnic Institute, a S.E.P. from Stanford University, and a PhD, Hon. from Worcester Polytechnic Institute.

Directors

Pamela F. Lenehan. Ms. Lenehan has served as a member of our board of directors since September 2006. Ms. Lenehan has also been a member of the board of directors of National Mentor Holdings, Inc., a provider of services for individuals with developmental disabilities and acquired brain injury since 2008; and American Superconductor Corporation, which offers technology and solutions for clean energy, since 2011. Ms. Lenehan was a member of the board of directors for Spartech Corporation from December 2004 to March 2013 and Avid Technology from April 2001 to December 2007. Ms. Lenehan has served as President of Ridge Hill Consulting, LLC, a strategy consulting firm, since June 2002. From September 2001 until June 2002, she was self-employed as a private investor. From March 2000 until September 2001, she served as Vice President and Chief Financial Officer of Convergent Networks, Inc., a manufacturer of switching equipment. From February 1995 until January 2000, she was Senior Vice President, Corporate Development and Treasurer of Oak Industries, Inc., a manufacturer of telecommunications components, until it was acquired by Corning, Inc. Prior to that, she was a Managing Director in Credit Suisse First Boston’s Investment Banking division and a Vice President of Corporate Banking at Chase Manhattan Bank. Ms. Lenehan holds a Masters Professional Director Certification from the American College of Corporate Directors. Ms. Lenehan received a bachelor’s degree in mathematical economics and a master’s degree in economics from Brown University.

Robert L. Lentz. Mr. Lentz has served as a member of our board of directors since August 2008. Since July 2012, Mr. Lentz has been employed by Northeastern University as an Adjunct Professor and the Entrepreneur in Residence for the Center for Entrepreneurship Education. Mr. Lentz served as an independent consultant from March 2009 to June 2012; as the interim Chief Executive Officer of Digital Reef, Inc. from July 2009 until March 2011 and from January 2012 to June 2012 he served as the interim Chief Executive Officer of the Managed Analytics Business of Deloitte Consulting. Prior to that, he served as President and Chief Executive Officer of Permission TV, Inc., an online video platform provider from September 2006 to March 2010. From September 2003 to September 2006, he was the Senior Vice President of Operations and Chief Financial Officer of OATSystems, Inc., a provider of radio-frequency identification (RFID) software for supply chain management systems, which was acquired by Checkpoint Software Technologies Ltd. Prior to that, he was Senior Vice President, Operations and Chief Financial Officer of eRoom Technology, a supplier of web-based collaborative workspace solutions, which was acquired by Documentum, Inc. Mr. Lentz was a certified public accountant and holds a bachelor’s degree from Northeastern University in business administration and a master’s degree from Babson College in business administration.

Peter J. Simone. Mr. Simone has served as a member of our board of directors since March 2006. Mr. Simone serves on the board of directors of Newport Corporation, a technology supplier to several industries including microelectronics manufacturing and communications; Veeco Instruments, Inc., an equipment developer and supplier to various industries including data storage and semiconductors; Cymer, Inc., a supplier of excimer light sources; and Inphi Corporation, a provider of analog semiconductor solutions for the communications and computing markets. Mr. Simone is also a member of the board of directors of several private technology companies and is vice president of the board of the Walker Home and School for Children. Mr. Simone has served as an investment consultant and as a consultant to numerous private companies since February 2001. From June 2001 to December 2002, Mr. Simone was Executive Chairman of SpeedFam-IPEC, Inc., a semiconductor equipment company which was acquired by Novellus Systems, Inc. From February 2000 until February 2001, he served as a director and President of Active Controls Experts, Inc. He served as President, Chief Executive Officer and director of Xionics Document Technologies, Inc. from April 1997 until Xionics’ acquisition by Oak Technology, Inc., in January 2000. Mr. Simone holds a Masters Professional Director Certification from the American College of Corporate Directors. Mr. Simone received a bachelor’s degree in accounting from Bentley University and a master’s degree in business administration from Babson College.

Timothy B. Yeaton. Mr. Yeaton has served as a member of our board of directors since July 2012. Mr. Yeaton has served on the board of directors of Black Duck Software since 2009 and Actuate Corporation since 2011. Mr. Yeaton currently serves as president and chief executive officer of Black Duck Software, a leader in automating management, governance and the secure use of open source software. From October 2007 to January 2008, Mr. Yeaton was chief marketing officer of EqualLogic, a leading provider of high-performance iSCSI storage area network (SAN) solutions which was acquired by Dell; from January 2008 to February 2009, he was Vice President of Dell’s Nashua (N.H.) Design Center. From March 2005 to September 2007, he served as senior vice president of worldwide marketing and general manager of enterprise solutions at Red Hat, a global leader in providing open source software solutions to the enterprise. Prior to that, he was chief executive officer of Avaki Corporation, a data management and software company which was acquired by Sybase. Mr. Yeaton holds a bachelor’s degree in management from Roger Williams University and a master’s degree in business administration from Babson College.

Particular Skills and Experiences of the Nominees and the Directors

We want our directors to provide a collective skill set that not only strengthens the diversity and experience of our board but also provides the oversight and strategic guidance we believe is integral to the success of our Company. We seek out certain specific characteristics in our board members that we believe will enhance the board’s ability to provide such oversight and strategic guidance as it relates to our business. Some of the specific characteristics we believe are important in our board members include the length and depth of their business experience, their understanding of or experience in the software industry, their leadership or operational experience in public companies, their financial industry experience or knowledge and their board level service experience. We believe the characteristics and experiences that our directors, including the Nominees, bring to the board complement each other and match the needs of our Company as follows:

Nominees

•	Robert M. Givens has significant experience in both the typographic and software industries as well as in running and growing a technology company as a member of an executive management team.

•	Roger J. Heinen, Jr. has both prior experience serving on the board of directors of technology companies as well as prior operational and engineering experience in the software industry.

Directors

•	Pamela F. Lenehan possesses knowledge and experience in debt and equity financings, mergers and acquisitions and significant board level service.

•	Robert L. Lentz has operational skills and leadership experience in the software industry as well as specific experience in the Company’s end-user industries.

•	Douglas J. Shaw has extensive knowledge of and experience in both the typographic and software industries.

•

Peter J. Simone has a long background of operating experience across several industries, significant board level experience, broad experience in finance and accounting and extensive experience in financial analysis due diligence for the investment community.

•	Timothy B. Yeaton has significant management experience in high-growth software industries as well as experience in software technology development and business modeling, and mergers and acquisitions.

Policy Governing Director Attendance at Annual Meetings of Stockholders

The Company’s policy is that all directors are encouraged to attend our annual meeting of stockholders. Six members of the Company’s board of directors attended the 2012 Annual Meeting of Stockholders.

Board of Directors

Structure

Our certificate of incorporation provides for a classified board of directors with three staggered classes of directors (Class I, Class II and Class III). The members of each class of our board of directors serve until their successors have been elected and qualified or until the earlier of their death, resignation or removal. Our seven directors are classified as follows: two Class I directors (currently Messrs. Givens and Heinen), three Class II directors (currently Messrs. Lentz, Shaw and Simone), and two Class III directors (currently Ms. Lenehan and Mr. Yeaton).

Our board of directors is currently comprised of six independent directors and one employee director. Mr. Shaw, our employee director, has served as our president and chief executive officer since January 2007, and has been a member of our board since November 2004.

Our board of directors operates under written corporate governance guidelines, a copy of which can be found on the “Investor Relations” section of our website (www.monotype.com) or by writing to Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801 Attention: Chief

Financial Officer. Our board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the board evaluates whether the current leadership structure continues to be optimal for the Company and its stockholders.

Our Company has separate positions for the chairman of the board of directors and president and chief executive officer. Our board believes that there are advantages to having an independent chairman of the board to assist in facilitating matters such as communications between the board and our president and chief executive officer; providing strategic guidance from the board to our president and chief executive officer and senior management team; and assisting the board in reaching consensus on particular strategies and policies based on input from senior management. In addition, the board believes that the current leadership structure helps to ensure that the appropriate level of oversight, independence and responsibility is applied to all board decisions, including risk oversight. Our current chairman of the board of directors and lead director, Mr. Givens, co-founded the Company as a spin-off from Agfa Corporation and possesses a level of industry experience which allows him to provide strategic guidance to, and oversight of, our president and chief executive officer with an understanding of the specific business requirements of the Company.

Independence of Members of the Board of Directors

Our board of directors has considered the relationships of all directors and any transactions involving our directors in the section entitled “Certain Business Relationships and Transactions” beginning on page 22, and determined that none of the directors, with the exception of Mr. Shaw who serves as our president and chief executive officer, has any relationship that would interfere with the exercise of independent judgment in carrying out his or her responsibility as a director and that each director qualifies as an independent director under the rules of the NASDAQ Global Select Market and the Securities and Exchange Commission.

Risk Oversight

The Company’s management is responsible for day-to-day risk management and implementation of Company policies. Further, the Company maintains an internal risk management committee which is charged with ensuring that our risk management program, comprised of strategic, operational, financial and legal risk identification and prioritization, as well as active risk management and mitigation, is reflected in the Company’s policies and actions. Our board of directors has oversight of our risk management program, and receives reports on risk management from members of our senior management team. In addition, the audit committee has oversight responsibility for our risk identification and prioritization process, our Sarbanes-Oxley Act of 2002 compliance program and our internal audit function. Finally, the management development and compensation committee has oversight of risk considerations with respect to our executive compensation programs, including working directly with management to determine whether our programs improperly encourage management to take risks relating to the business or whether risks arising from our executive compensation programs are reasonably likely to have a material adverse effect on the Company. Our board of directors believes that this shared oversight is appropriate, rather than consolidation of responsibility with a single board level risk management committee.

2012 Meetings and Executive Sessions of Independent Directors

The board of directors met six times during 2012, and each director attended at least 75% of the total number of meetings of the board and committees of the board of which he or she was a member with the exception of Mr. Givens who attended 67% of the meetings of the board of directors. In 2012, an executive session of the independent directors was held at least one time following a scheduled meeting of the board and included only those directors who met the independence requirements of the NASDAQ Global Select Market. Mr. Givens was responsible for chairing such executive session.

Committees of the Board of Directors

The board of directors has three standing committees: the audit committee, the management development and compensation committee and the nominating and corporate governance committee. The composition and function of each of our committees comply with the rules of the SEC and the NASDAQ Global Select Market. The board of directors has adopted a written charter for each committee which is available on the “Investor Relations” section of our website (www.monotype.com) or by writing to Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801, Attention: Chief Financial Officer.

Management Development and Compensation Committee

Ms. Lenehan and Messrs. Heinen, Lentz and Yeaton, each of whom is independent as defined under the Exchange Act, Rule 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”) and the rules of the NASDAQ Global Select Market, currently serve on the management development and compensation committee. Ms. Lenehan serves as chair of the management development and compensation committee, which met eleven times during 2012. Mr. Yeaton became a member of the management development and compensation committee in February 2013. The management development and compensation committee holds regularly scheduled meetings and, when required, meets to approve equity grants that exceed the authority granted to the president and chief executive officer to approve equity grants. The management development and compensation committee’s other responsibilities include, but are not limited to:

•	establishing and reviewing our overall management compensation philosophy and policy;

•	reviewing peer group and market survey data with respect to setting the compensation of our executive officers;

•	reviewing and approving actions with respect to all of our incentive-based compensation, equity-based compensation, pension and other similar plans;

•	reviewing and making recommendations to our board of directors with respect to the corporate goals and objectives relevant to the compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;

•	reviewing and approving the compensation of our other executive officers and those members of management that report directly to our chief executive officer;

•	making regular reports to our board of directors;

•	reviewing and making recommendations to our board of directors with respect to director compensation, with guidance from our nominating and corporate governance committee;

•	reviewing and assessing the adequacy of the management development and compensation committee charter;

•	evaluating its own performance and reporting the results of such evaluation to our board of directors; and

•	reviewing and discussing with management our executive compensation disclosure included in reports and registration statements filed with the SEC and producing required reports.

The management development and compensation committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members when appropriate to do so in order to carry out its responsibilities.

Management Development and Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the management development and compensation committee or as a director of any entity that has one or more of its executive officers serving as a member of our board of directors or management development and compensation committee. None of the members of our management development and compensation committee has ever been one of our employees.

Audit Committee

Messrs. Lentz, Simone and Ms. Lenehan, each of whom is independent as defined under the meaning of the director independence standards of the NASDAQ Global Select Market and the SEC, currently serve on the audit committee. Mr. Simone serves as chair of the audit committee which met six times during 2012. Its responsibilities include, but are not limited to:

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	meeting independently with our independent registered public accounting firm;

•	reviewing and coordinating the oversight of our internal control over financial reporting;

•	establishing and overseeing the adequacy of procedures for receipt, retention and treatment of complaints and the submission by employees of concerns regarding accounting or auditing matters;

•	conducting an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis;

•	oversight of the Company’s risk identification process, compliance with the Sarbanes-Oxley Act of 2002, and internal audit function;

•	reviewing and assessing the adequacy of the audit committee charter;

•	evaluating its own performance and reporting the results of such evaluation to our board of directors;

•	reviewing the performance of our internal audit function;

•	appointing, retaining, terminating, approving the compensation of, and evaluating the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from the independent registered public accounting firm;

•	approving all audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	making regular reports to our board of directors; and

•	preparing the audit committee report required by SEC rules to be included in our proxy statements.

Our audit committee is also responsible for our policies and procedures for the review of transactions between the Company and our directors, director nominees, executive officers, security holders that beneficially own more than 5% of any class of our voting securities, or the immediate family members of any of these persons under our written related person transaction approval policy.

A list of related persons is available to our employees and executives who are involved with or familiar with the transactions, contracts or other legal or business arrangements that we may or have entered into. This list is updated and cross-checked periodically to ensure it does not contain parties involved in proposed or ongoing transactions, contracts or other legal or business arrangements with us and is checked prior to entering into any new transaction, contract or other legal or business arrangement. If it is determined that we have entered into or may enter into a related person transaction, including any modification or addition to an existing contract or arrangement, our general counsel is notified.

Prior to our entering into any related person transaction, our general counsel reviews the applicable rules and determines whether the approval of our board of directors, the audit committee, or both, is required and if so, that approval is obtained prior to entering the transaction. No related person transaction is allowed unless our general counsel has either (i) specifically confirmed in writing that no further approvals are necessary, or (ii) specifically confirmed in writing that all approvals necessary for us to enter into such arrangement have been obtained.

In the event that a related party transaction requires the approval of the board of directors, the audit committee will review the transaction and then make a recommendation to the full board of directors for its consideration before the transaction is entered into.

Our board of directors has determined that Mr. Simone qualifies as an “audit committee financial expert” as defined under the Exchange Act and the applicable rules of the NASDAQ Global Select Market. In making its determination, our board considered the nature and scope of the experiences and responsibilities that Mr. Simone has previously had with reporting companies and, in the opinion of our board of directors, he does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. All members of the audit committee are independent for audit committee purposes under the rules of the NASDAQ Global Select Market and the SEC.

Nominating and Corporate Governance Committee

Messrs. Heinen, Simone and Yeaton, each of whom is independent as defined under the rules of the NASDAQ Global Select Market, currently serve on the nominating and corporate governance committee. Mr. Heinen serves as chair of the nominating and corporate governance committee, which met nine times in 2012. Mr. Yeaton became a member of the Nominating and Corporate Governance Committee in July 2012. During the first half of 2012, the nominating and corporate governance committee met several times for the specific purpose of identifying, reviewing the qualifications of, and recommending a candidate for nomination to fill a vacant seat on the board of directors. The nominating and corporate governance committee’s responsibilities include, but are not limited to:

•	developing and recommending to our board of directors criteria for board and committee membership;

•	identifying individuals qualified to become board members;

•	reviewing our disclosures concerning our policies and procedures for identifying and reviewing board nominee candidates;

•	establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;

•	establishing procedures for stockholders to submit recommendations for director candidates;

•	recommending to our board of directors the persons to be nominated for election as directors and to each of our committees;

•	developing and recommending to our board of directors a set of corporate governance guidelines and code of business conduct and ethics;

•	developing and overseeing a succession plan for our president and chief executive officer;

•	reviewing and assessing the adequacy of the nominating and corporate governance committee charter;

•	evaluating its own performance and reporting the results of such evaluation to our board of directors;

•	making regular reports to our board of directors; and

•	overseeing the evaluation of our board of directors, its committees and management.

As described below in the section entitled “Policies Governing Director Nominations,” the nominating and corporate governance committee will consider all nominees recommended by stockholders. For more corporate governance information, please access the Corporate Governance section of the Company’s website available at www.monotype.com.

Policies Governing Director Nominations

When our board of directors is required to select a new member, it relies on the nominating and corporate governance committee to identify suitable candidates for nomination to the board of directors and assesses their qualifications in light of the policies and principles in our corporate governance guidelines and the charter of the nominating and corporate governance committee.

Process for Identifying and Evaluating Director Nominations

Generally, the nominating and corporate governance committee identifies candidates for director nominees by consulting with other members of the board of directors and management, on its own, by utilizing search firms or other advisors, through the recommendations submitted by stockholders or through other methods as the nominating and corporate governance committee deems helpful in identifying candidates. Once candidates have been identified, the nominating and corporate governance committee confirms the candidates meet the minimum qualifications for director nominees by gathering information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means deemed to be helpful in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board of directors. Based on the results of this process, a recommendation is made with regard to the suitability for election to the board of directors. The specific qualities and skills our board of directors and nominating and corporate governance committee look for in each candidate are outlined below.

Director Qualifications

In identifying prospective director candidates, the nominating and corporate governance committee considers all facts and circumstances it deems appropriate, including among other things: skill set, depth and breadth of business experience, independence and the needs of the board of directors. This assessment includes consideration of the following minimum qualifications that must be met by all directors:

•	directors must be of the highest ethical character and share the values of the Company as reflected in the Company’s Code of Business Conduct and Ethics;

•	directors must have reputations, both personal and professional, consistent with the image and reputation of the Company;

•	directors must have the ability to exercise sound business judgment; and

•	directors must have substantial business or professional experience and be able to offer meaningful advice and guidance to the Company’s management based on that experience.

The nominating and corporate governance committee also considers factors such as:

•	an understanding of and experience in the software and technology industries;

•	leadership experience with public companies or other major complex organizations;

•	how such individual contributes to diversity of the board of directors, although the Company does not have a formal diversity policy;

•	experience in financial industries; and

•	the degree to which such candidate’s experience strengthens the board of directors’ collective qualifications and skills.

Procedures for Recommendation of Director Nominees by Stockholders

If you would like the nominating and corporate governance committee to consider a prospective candidate, please submit the candidate’s name and qualifications and other information in accordance with the requirements for director nominations by stockholders in the Company’s by-laws to: Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801, Attention: Corporate Secretary. The corporate secretary promptly forwards any nominations to the nominating and corporate governance committee.

All recommendations for nomination of a director candidate must be in writing and include the following:

•	the name and address of record of the stockholder;

•	a representation that the stockholder is a record holder of our securities, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;

•

the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full years of the proposed director candidate;

•	a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications described above;

•	a description of all arrangements or understandings between the stockholder and the proposed director candidate;

•

the consent of the proposed director candidate (i) to be named in the proxy statement relating to the Company’s annual meeting of stockholders, and (ii) to serve as a director if elected at such annual meeting; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules.

Candidates may be required to undergo a comprehensive private investigation background check by a qualified company of the Company’s choosing; and a candidate must complete a detailed questionnaire regarding his or her experience, background and independence.

Once the nominating and corporate governance committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, the candidate will be evaluated by the nominating and corporate governance committee and a recommendation regarding the candidate will be delivered to the board of directors.

In addition to these procedures for recommending a director nominee to the nominating and corporate governance committee, a stockholder can propose an individual for election to the board of directors in accordance with the Company’s by-laws, as described in the “Stockholder Proposals for Annual Meetings” section beginning on page 50.

Director Compensation

Our non-employee directors receive a combination of cash and restricted shares of our Common Stock or options to purchase our Common Stock as compensation. Upon election to the board of directors, new non-employee directors receive a grant of restricted stock with a dollar value equal to $120,000 based upon the closing price of our Common Stock on the grant date. The grant vests quarterly in equal installments over four years. On July 25, 2012, Timothy Yeaton was elected to serve on our board of directors and; in accordance with our director compensation policy; he received a grant of 9,310 shares of restricted stock based on the closing price of a share of our Common Stock on that date of $12.89. Additional equity awards to our non-employee directors are considered and approved by our board of directors at the regularly scheduled meeting prior to our annual meeting of stockholders, and any awards are granted on the third business day following the annual meeting. The annual grants vest on the earlier of the first anniversary of the grant date or our next annual meeting of stockholders.

In 2012, the compensation paid to our non-employee directors was as follows:

•	Cash compensation—$60,000 per year paid in equal quarterly installments.

•	Restricted stock—the number of shares that equal a dollar value of $40,000 based on the closing price of our Common Stock on the grant date.

In addition, our non-employee directors are entitled to reimbursement of reasonable travel expenses for board or committee meetings and Company-related activities that require board member attendance and payment of director-related education expenses. Non-employee directors receive additional cash compensation for (i) their service as a member of any committee of the board of directors, and (ii) their service as chair of any committee of the board of directors, as follows:

Chairman of the Board of Directors	$25,000

Member of the Audit Committee	$10,000
Member of the Management Development and Compensation Committee	$7,500
Member of the Nominating and Corporate Governance Committee	$5,000

Chair of the Audit Committee	$7,500
Chair of the Management Development and Compensation Committee	$5,000
Chair of the Nominating and Corporate Governance Committee	$3,000

Directors do not receive any meeting fees. However, if the number of one-hour meetings of the board of directors or any committee exceeds 10 per year, then our non-employee directors would receive a per meeting fee of $1,000 if they attend any additional meeting that exceeds one hour. No meeting fees were paid during 2012. The following table provides a summary of the compensation we paid to our non-employee directors in 2012.

Director Compensation Table—2012

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Other Compensation (3)	Total
Robert M. Givens	$85,000	$40,006	$120	$125,126
Roger J. Heinen, Jr.	$75,500	$40,006	$120	$115,626
A. Bruce Johnston (4)	$25,893	$0	$0	$25,893
Pamela F. Lenehan	$82,500	$40,006	$120	$122,626
Robert L. Lentz	$77,500	$40,006	$120	$117,626
Peter J. Simone	$82,500	$40,006	$120	$122,626
Timothy B. Yeaton (5)	$28,261	$160,017	$497	$188,775

(1)	Mr. Shaw has been omitted from this table because he does not receive compensation for serving on our board of directors. Mr. Shaw’s compensation as president and chief executive officer for 2012 is detailed in the Compensation Discussion and Analysis section beginning on page 23.
(2)	Represents the proportionate amount expensed in 2012 of the total fair value of the 2,990 shares of restricted stock granted on May 15, 2012 to our non-employee directors. The grant date fair value of these awards calculated in accordance with Accounting Standards Codification No. 718, “Compensation—Stock Compensation” (“ASC 718”).
(3)	Represents dividends received on unvested restricted stock awarded to the director.
(4)	Mr. Johnston did not stand for election at the 2012 Annual Meeting of Stockholders and did not receive a Stock Award for 2012. Mr. Johnston received prorated compensation for his service on the board from January 1, 2012 through May 10, 2012.
(5)	Mr. Yeaton was elected to our board of directors on July 25, 2012 and was granted an initial Stock Award of restricted shares and a yearly director Stock Award of restricted shares on such date. See Footnote 1 on the chart below for a breakout of the number of shares, grant date fair value and vesting dates for each individual award. Mr. Yeaton received cash compensation for his service on the board of directors from July 25, 2012 through December 31, 2012.

The aggregate total number of outstanding unvested shares of director restricted stock at December 31, 2012 is shown below. With the exception of 9,310 shares awarded to Mr. Yeaton which will vest quarterly over a four year period from the date of grant, all shares shown below will vest on May 15, 2013 which is the one year anniversary of the date the director stock grants were made in 2012.

Name	Grant Date	Number of Shares		Grant Date Fair Value		Vesting Date
Robert M. Givens	May 15, 2012	2,990		$40,006		May 15, 2013
Roger J. Heinen, Jr.	May 15, 2012	2,990		$40,006		May 15, 2013
Pamela F. Lenehan	May 15, 2012	2,990		$40,006		May 15, 2013
Robert L. Lentz	May 15, 2012	2,990		$40,006		May 15, 2013
Peter J. Simone	May 15, 2012	2,990		$40,006		May 15, 2013
Timothy B. Yeaton	July 25, 2012	12,414	(1)	$160,017	(1)	(1)

Total		27,364

(1)	On July 25, 2012, Mr. Yeaton received an initial director Stock Award of 9,310 restricted shares with a Grant Date Fair Value of $120,006 on such date, which vest quarterly in equal installments over a four year period. Also on July 25, 2012, Mr. Yeaton received a yearly director Stock Award of 3,104 restricted shares with a Grant Date Fair Value of $40,011 on such date, of which 100% vest on May 15, 2013.

Director Stock Ownership Requirements

Any of our directors who served for at least three years are required to beneficially own shares of our Common Stock with a dollar value at least equal to $120,000. Our management development and compensation committee periodically measures such dollar value on such terms as it determines, provided that the board of directors has specified that no unexercised options held by a director will be included in the measurement of value. All of our current directors met the director stock ownership requirements in 2012.

Certain Business Relationships and Transactions

All related party transactions are reviewed under our related person transaction approval policy by our audit committee, and reported to and, if required, approved by our board of directors. Please see page 16 for additional information regarding our related person transaction approval policy, under the heading “Audit Committee.” The term “related party transactions” refers to transactions required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that is applicable to all employees, including our principal executive officer and all senior financial officers and is available in the “Investor Relations” section of the Company’s website (www.monotype.com) or by writing to Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801, Attention: Chief Financial Officer. The Company intends to disclose any amendment to or waiver of a provision of the Code of Business Conduct and Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, by posting such information on its website.

Communication with Directors

You can contact any of our directors by writing to them c/o Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801, Attention: Corporate Secretary. Your letter should clearly specify the name of the individual director or group of directors you want your letter to be delivered to, and the Company will deliver it.

As required by the Company’s Code of Business Conduct and Ethics and Audit Committee Complaint Procedures, a third-party company provides a hotline for employees and other parties to communicate concerns to the Company’s management and board of directors. Information submitted through the hotline is forwarded to our board of directors or audit committee. The hotline phone number for calls made from the U.S. is (800) 826-6762. The numbers to be used for calls made outside of the U.S. is listed in our Code of Business Conduct and Ethics which is available in the “Investor Relations” section of the Company’s website (www.monotype.com) or by writing to Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801, Attention: Chief Financial Officer. Concerns can be reported anonymously, if the caller chooses.

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is giving stockholders the opportunity to approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement by voting for or against this Proposal Two. Although stockholder approval of our compensation plans for named executive officers is advisory in nature and not binding on the Company, our board of directors intends to carefully consider the shareholder vote resulting from this Proposal Two and, to the extent there is any significant vote against the compensation of the Company’s named executive officers, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns when making future compensation decisions for named executive officers.

The Company’s believes its executive compensation plans are designed to attract and retain qualified executive officers with industry experience who can contribute to our corporate strategy and effectively guide our employees on the day-to-day implementation of that strategy at all levels. These executive officers are crucial to our success, and we believe our compensation practices encourage and motivate these individuals to achieve superior performance on both a short-term and long-term basis. For a full description of the Company’s executive compensation, we encourage you to review the information contained in our Compensation Discussion and Analysis and the associated charts contained beginning on page 23. We believe our executive compensation programs are designed to reflect the value created for stockholders in a given plan year, while supporting our strategic and longer-term goals.

Vote Required and Recommendation

Only holders of record of the Company’s Common Stock as of the close of business on the Record Date are entitled to vote on Proposal Two. Proxies will be voted FOR this Proposal Two unless contrary instructions are set forth on the enclosed proxy card. This vote is advisory, and therefore not binding on us, our board of directors or our management development and compensation committee. Notwithstanding the advisory nature of this vote, the resolution will be deemed approved and passed on an advisory basis with the affirmative vote of the majority of the votes cast. Our board of directors and management development and compensation committee value the opinions that our stockholders express in their votes and will consider the outcome of this vote when considering future executive compensation arrangements as they deem appropriate.

Abstentions or instructions on a proxy to withhold authority to vote this resolution will have no effect on this Proposal Two. In addition, please note that your broker or other nominee may vote your shares in its discretion only on “routine matters.” The Company believes that the advisory vote on executive compensation is not a routine matter. If your shares of the Company’s Common Stock are held for you by a broker or other nominee (i.e., in “street name”), and you do not give specific voting instructions, your shares will not be voted on Proposal Two.

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION & ANALYSIS

This section, and the proxy summary beginning on page 1, describes the Company’s compensation programs for our executive officers that were in effect for 2012 and the decisions made with respect to these programs. Our goal is to explain the details of these compensation programs as well as to describe why we believe these programs are appropriate for our Company and our stockholders. The compensation charts found in this section contain information for our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers who had been designated by the Company as executive officers as of December 31, 2012 and whose total compensation exceeded $100,000 (referred to as our “named executive officers”).

Executive Summary

We are requesting a non-binding vote on our executive compensation and are making every effort to assist our stockholders in understanding our proposal and to facilitate prompt voting. We believe that the compensation paid to our executive officers, including our president and chief executive officer, is closely aligned with our corporate performance and the total return received by our shareholders. In addition to the information contained throughout this Proxy Statement, we are asking our shareholders to consider the following information when making their voting decisions:

•

A substantial portion of the total compensation of our president and chief executive officer reported in our Summary Compensation Table on page 42 is based on his individual performance and the performance of the Company, as follows:

Year	Total Compensation	Total At Risk Compensation(1)	Percentage of Total At Risk Compensation
2012	$1,790,257	$1,391,043	78%
2011	$1,750,947	$1,357,876	78%
2010	$1,382,126	$1,028,734	74%
2009	$806,789	$467,119	58%
2008	$1,909,406	$1,624,736	85%

(1)	We define at-risk compensation as compensation derived from stock options, restricted stock, cash incentive payments, dividends paid on unvested restricted stock and profit sharing.

•

Decisions relating to the cash compensation of our executive officers, including our president and chief executive officer, were made based on our Company financial performance, the executive’s individual performance and our stated goal of increasing the total cash compensation of our executives to the 50th percentile of our peer group of companies.

•

In 2012, approximately three-quarters of the equity awards granted to our executive officers, including our president and chief executive officer, were in the form of stock options and approximately one-quarter was in the form of restricted stock. All option awards are made with an exercise price equal to fair market value on the grant date, and generally vest over a four-year period. We view these option awards as performance-based shares because stock options, by their nature, will not provide any return to an executive unless there is appreciation in the stock price.

•

The total compensation paid to our president and chief executive officer over the prior five years has not increased at a rate substantially higher than the total return to stockholders. In fact, the total compensation paid to our president and chief executive officer has decreased on an absolute basis and when compared to the total returns to stockholders from 2008 to 2012. The chart below compares the performance of the NASDAQ Composite Index, the NASDAQ Computer Index, the Standard and Poor 600 Index and the Russell 2000 to the performance of our Common Stock and the total compensation paid to our president and chief executive officer.

•	As illustrated in the chart above:

•	from 2008 to 2012, the annualized price for a share of our Common Stock has increased 29%, outpacing the NASDAQ Composite, NASDAQ Computer, Russell 2000 Index and the Standard and Poor 600 Index; and

•

even as we continue to work towards our stated goal of aligning our president and chief executive officer’s total compensation with the 50th percentile of total cash compensation for a principal executive officer of our peer group of public companies, during the same 2008 to 2012 period the annualized total compensation awarded to our president and chief executive officer has decreased 2%.

Corporate Governance

Our corporate governance policies are reviewed annually to comply with industry best practices to ensure that decisions are independent, are based on information from knowledgeable and experienced sources and support our effort to align our executive compensation with Company performance and the interests of our stockholders, as follows:

•	Our management development and compensation committee is comprised solely of independent directors.

•	The management development and compensation committee’s independent compensation consultant provides no other services to the Company and has no prior relationship with any of our executive officers.

•

Our peer group of companies used to benchmark executive cash compensation is carefully reviewed at least annually by the management development and compensation committee with input from its independent compensation consultant.

•	Our management development and compensation committee reviews our compensation programs on an annual basis to evaluate whether they drive behaviors that are within the risk parameters of the Company.

•	Our president and chief executive officer is subject to robust stock ownership requirements.

•	Each of our named executive officers is employed at will and is expected to demonstrate exceptional performance in order to continue serving as an executive officer of the Company.

•	We have a comprehensive insider trading policy that is applicable to all Company employees and includes a prohibition on speculating or engaging in hedging transactions in our Common Stock.

2012 Financial Highlights

•	Total revenue for the full year 2012 was $149.9 million, an increase of 22% year-over-year.

•	Net income for the full year 2012 was $29.0 million, compared to net income of $22.7 million for the prior year.

•	Earnings per diluted share for the full year 2012 were $0.76 compared to earnings per diluted share of $0.61 for the full year 2011.

•

For the full year 2012, non-GAAP net adjusted EBITDA was $64.2 million(1) or 43% of revenue, compared to non-GAAP net adjusted EBITDA of $54.6 million or 44% of revenue for the full year 2011. See page 50 of the Form 10-K for the year ended December 31, 2012 for a reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures.

•	Operating income for the full year 2012 was $46.5 million, an increase of 22% over the prior year.

•	Cash flow from operations for the full year 2012 was $50.4 million, and total cash exceeded total debt by $17.0 million as of December 31, 2012.

•	Outstanding debt was $22.3 million, a decrease of $15.0 million over the previous year.

•

Total cash at 2012 year end was $39.3 million, a decrease of $14.6 million over the prior year. For the full year of 2012, the Company generated $50.4 million in cash from operations and used $25.0 million in cash for its March 2012 acquisition of Bitstream Inc.

•

In July 2012, the board of directors declared a quarterly cash dividend of $0.04 per share, or $0.16 annually, to be paid to stockholders of record on October 1, 2012. The first of these quarterly cash dividends were paid on October 19, 2012.

(1)	For the purpose of calculating our 2012 non-GAAP net adjusted EBITDA in relation to the Company’s achievement against its internal net adjusted EBITDA target, the Company added back approximately $0.9 million for acquisition related expense. This is consistent with past methodology used to calculate our achievement against our net adjusted EBITDA target, and equates to $65.1 million or 104% of our internal goal.

Shareholder Outreach

In 2012, 97.6% of votes cast by our stockholders were in favor of our 2012 executive compensation program. We believe it is important to maintain on-going conversations with our stockholders to discuss our executive compensation programs including our cash compensation and equity award granting philosophies and general corporate governance practices. During 2012 we maintained contact with our largest shareholders and provided them with a forum to discuss the state of our business and ask questions about and provide feedback on our executive compensation programs and corporate governance practices. In previous years, during these conversations we received specific feedback from a large shareholder regarding equity dilution which led to the establishment of internal yearly burn rate guidelines for the Company. We intend to continually engage our stockholders in conversations which include the topics of our executive compensation programs, equity dilution and our corporate governance practices.

Further, our management development and compensation committee invites our stockholders to communicate directly with its members to inquire about, or provide their opinions about the Company’s executive compensation philosophies and programs. Any communications should be mailed to: Monotype

Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801, Attention: Chairperson, Management Development and Compensation Committee. A member of our management development and compensation committee will respond to all communications as quickly as possible.

Our Executive Compensation Objectives and Principles

We believe that our Company’s success is largely dependent on the efforts of experienced and talented executives. Accordingly, the objectives of our compensation program are to:

•	attract and retain individuals experienced in the display imaging and software solutions industries who can contribute to our long-term success;

•	motivate and reward our executive officers for high levels of individual and Company performance;

•	foster a shared commitment among our executive officers to the success of our business by establishing consistent Company and individual goals; and

•	align the interests of our executive officers with those of our stockholders by motivating executive officers to work towards increasing stockholder value.

We attempt to maintain total compensation levels that we believe will be perceived by our executive officers and our stockholders as fair and equitable. We rely on the following principles to guide our executive compensation decisions:

Focus on Total Compensation	All compensation decisions are based on the total compensation opportunity for our executive officers, including base salary, cash incentive compensation, equity incentive compensation and benefits. Our goal is to provide total compensation to our executive officers that align the interests of our executive officers with the interests of our stockholders.

Pay Competitively	We target overall compensation, which we define as compensation received when achieving expected results, to be in line with executives who hold comparable positions and are producing similar results at public companies of similar size and in similar industries.

Pay for Performance	We believe compensation should reflect the short- and longer-term performance of the Company. In the short-term, cash incentive compensation reflects the extent to which goals are missed, met or exceeded. Over the longer-term, value delivered to our executive officers under our equity-based compensation program is driven by the price of our Common Stock. These short- and longer-term compensation elements directly align with the Company’s financial performance and individual executive officer’s performance and can vary based on the performance levels delivered.

No “Executive Only” Perquisites	Other than with respect to the annual physical examination described on page 35, we offer a benefits package to our executive officers that is the same as the benefits package provided to all full-time employees.

All of our executive officers are compensated under the same policies which are reviewed regularly by the management development and compensation committee to assure they are aligned with our overall compensation objectives and principles. We believe these objectives and principles provide us with the opportunity to attract and retain the best available executive talent in our labor market.

How and When our Executive Compensation is Determined

Our management development and compensation committee, which is comprised entirely of independent, non-employee directors, determines what our executive compensation will be by utilizing input from both our executive officers and Pearl Meyer & Partners (“Pearl Meyer”), an independent consultant engaged by our management development and compensation committee. Pearl Meyer provides no other services to the Company and has no prior relationship with any of our named executive officers.

Our management development and compensation committee oversees the development of our compensation plans and policies for our executive officers, including our 2012 Compensation Plan and our Amended and Restated 2007 Stock Option and Incentive Plan (the “2007 Option Plan”) and reviews and approves the cash and equity compensation of our executive officers, as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter/First Quarter of Next Fiscal Year
Compensation Philosophy and CEO Performance
Executive Officer Compensation Philosophy		Review
Company Created Executive Officer Tally Sheets		Review	Review & Discuss
Executive Officer Performance including the President and Chief Executive Officer				Discuss
External Compensation Perspectives
Peer Group Creation		Approve
Marketplace Trend Review		Review
Executive Pay Competitiveness			Discuss
Regulatory Changes	Review	Review	Review	Review
Compensation Program Design and Approval
Executive Officer Salary Recommendations, including the President and Chief Executive Officer			Discuss	Approve
Annual Cash Compensation Plan Design			Review	Discuss & Approve
Annual Cash Compensation Plan Language, including Individual Targets			Review	Approve
Equity Incentive Program Design			Review & Discuss	Approve
Executive Officer Equity Incentive Pool Creation				Review
Executive Officer Equity Grants	Review	Review	Review	Approve
Executive Officer Awards under the Annual Cash Compensation Plan				Approve

In order to make compensation decisions with respect to our executive officers, our management development and compensation committee benchmarks total compensation and each individual compensation element to determine whether our executive officer compensation is competitive. This is accomplished by comparing the levels of executive compensation and the financial performance of the Company against a peer group of companies. The peer group is selected based on the following criteria:

•

Actively traded public companies in the United States with revenue and market capitalization comparable to the Company’s, with exceptions allowed for industry leaders or direct competitors who are outside the revenue and market capitalization range.

•	Companies in the digital media industry with similar products and services.

•	Companies that generally overlap with our geographic labor market for talent, which we define as the metropolitan Boston area.

In 2012, we benchmarked total compensation of our executive officers to the peer group listed below, with revenue generally ranging from $60 million to $255 million, or  1/2 to 2 times our annual revenue and a market capitalization generally ranging from $250 million to $1 billion, or  1/2 to 2 times our market capitalization. The management development and compensation committee determined that it was appropriate to narrow the market capitalization range used to determine our 2012 peer group companies from the range used in 2011 as there was a larger pool of companies which fell into this market capitalization in 2012 that would be appropriate for inclusion in the Company’s peer group. Further, our 2012 peer group includes six companies that were not listed in our 2011 peer group to replace two peer group companies that were acquired by other organizations during 2012 and two peer group companies that fell below the low end of the market capitalization range stated above. Our peer group of companies for 2012 benchmarking purposes was as follows:

Actuate Corporation	American Software, Inc.	Bottomline Technologies, Inc.
Broadsoft Inc.	Constant Contact, Inc.	Digimarc Corporation
DTS, Inc.	Ebix, Inc.	Guidance Software, Inc.
LogMeIn, Inc.	PROS Holdings, Inc.	SeaChange International, Inc.
Stamps.com, Inc.	Sunchronoss Technologies, Inc.	Tangoe, Inc.
TeleNav, Inc.

In making compensation decisions for 2012, the management development and compensation committee compared our performance to the performance of the companies in our peer group based on the most recent trailing four quarters of data available at the time of the analysis for both a one year and three year basis with respect to revenue growth, earnings before interest, taxes, depreciation and amortization (“EBITDA”) as well as net income because the committee believes that this measure more accurately reflects an organization’s performance than total shareholder return, which is subject to macroeconomic variables. The results of this comparison are provided below:

Metric	Company’s Percentile within the Peer Group
Revenue Growth	36%
EBITDA	93%
Net Income	74%

Based on the evaluation of our performance against our peer group, the committee determined that the 50th percentile was the appropriate target for the cash compensation of our executive officers. This was based on an analysis of our performance versus our peer group companies against the metrics described above, including a comparison of our EBITDA margins, revenue growth and net income percentiles.

In determining the compensation targets for individuals, the management development and compensation committee also considered recommendations from our president and chief executive officer and human resources department, which are based on:

•

a review by our president and chief executive officer of the previous year performance of his direct and indirect reports and the individual executive officer’s financial and non-financial performance goals for the upcoming year;

•	market information provided by our independent compensation consultant that includes data relating to our peer group and other publicly available compensation surveys; and

•

our president and chief executive officer’s views on the executive incentive compensation program’s ability to attract, retain and motivate the level of performance from each executive officer necessary to achieve the Company’s goals.

The Principal Elements and Mechanics of our Executive Compensation Programs

	Base Salary	Cash Incentive Compensation	Equity Incentive Compensation (1)
What	Fixed cash compensation for the executive officer’s standard job duties and responsibilities.	A percentage of an executive officer’s base salary payable upon achievement of Company-wide financial goals, as well as achievement by the executive officer of specific pre-determined personal performance objectives and the executive officer’s overall performance. Beginning in 2013, the amount of cash incentive compensation available for payment to any individual executive officer, including our president and chief executive officer, is capped at two times such executive officer’s target cash incentive compensation for the plan year.	Non-qualified stock option awards and restricted stock awards. (2)

Why	Compensation for a satisfactory level of individual performance reflective of an executive officer’s responsibilities, the impact of the executive officer’s position, and the contributions that the executive officer delivers to the Company.	Compensation for the Company’s short-term financial and operational results.	Compensation for the Company’s long-term performance, a commitment to the Company and creation of an ownership culture where the value received by the executive is based on the growth of the stock price and maximization of shareholder value.

	Base Salary	Cash Incentive Compensation	Equity Incentive Compensation (1)
When Determined	Annually, at the end of the year or shortly following the beginning of the next year.	Annually, at the end of the year or shortly following the beginning of the year. Payment of amounts for any prior year are determined in connection with the review by our board of directors of the Company’s audited financial statements for that prior year.	Equity awards are made to an executive officer upon hire and additional awards are generally considered annually by the management development and compensation committee and granted: (i) following the hire date or the promotion date on the 15th day of the month, or on the next trading day, if the 15th is not a trading day, and (ii) three business days following the filing of our Annual Report on Form 10-K for the prior year. (3)

Who Determines	The management development and compensation committee. The president and chief executive officer provides input on all executive officers except himself.	The management development and compensation committee and the board of directors. The president and chief executive officer provides input on all executive officers except himself.	The management development and compensation committee and our president and chief executive officer. (4)

Program Mechanics

Determined based on consideration of an executive officer’s:

job responsibilities;

prior experience;

performance in meeting objectives; ability to create a culture of cooperation, integrity and trust; and anticipated impact on our success. An executive’s base salary is also benchmarked against the executive compensation of our peer group to determine if base salary is competitive and if a yearly increase is warranted. Any

A pool is accrued for executives based on the achievement of pre-determined financial targets. Payouts from the pool are only made upon achievement of at least 90% of any pre-established target.

The pool payable to executives may be increased by the management development and compensation committee without amendment of the plan if executive officers are added to the plan during a

Individual grants of equity awards to our executive officers are granted from an annual pool that is established based on:

•   internal dilution guidelines;

•   management’s recommendations;

•   benchmarking to industry and peer group data; and an analysis of

•   the overhang and dilution of our Common Stock in comparison to our peer group.

Base Salary	Cash Incentive Compensation	Equity Incentive Compensation (1)

mid-year adjustment or material increase in an executive’s base salary is generally due to a promotion, a substantial increase in the executive officer’s responsibilities or a determination that a market adjustment is required for retention.

plan year. In addition, the pool may be increased without amendment of the plan by reallocating from amounts designated by the Company to other Company incentive compensation plans in the event any such amounts are not paid or distributed under such other plans.

An executive’s performance is assessed by the president and chief executive officer, and a recommendation is made, based on an executive’s:

•    self-assessment;

•    performance evaluation;

•    personal performance objectives achievement;

•    peer group information; and

•    other publicly available market data.

The performance of our president and chief executive officer is assessed by the management development and compensation committee with input from the board of directors.

The committee has the discretion to award payments that differ from the target amounts; however, beginning in 2013, such payments to an individual executive officer cannot exceed two times such executive officer’s target cash incentive compensation for the plan year.

Individual awards made in any given year are based on:

•    the perceived ability of the executive officer to add value to the Company over time;

•    whether grants are necessary for the executive to maintain appropriate levels of equity ownership in the Company;

•    the retention value of the executive’s equity held; and

•    other considerations on internal equity, including an executive officer’s performance in the prior year.

All grants are made at fair market value and calculated based on our closing market price on the grant date. Generally, awards are subject to time-based vesting with 25% of the shares vesting on the first anniversary of the grant date and the remaining shares vest quarterly over the following three years.

(1)	Equity awards are made under our written equity award grant policy. Our equity incentive compensation program consists of awards defined in our 2007 Option Plan as the Company no longer issues equity awards under our 2004 Stock Option and Incentive Plan (the “2004 Option Plan”).

(2)	The 2007 Option Plan allows the Company to grant various forms of equity instruments. In 2012, these were the two types of equity awards granted.
(3)	The management development and compensation committee has the discretion to make equity awards at any time under the Company’s written equity award grant policy and our existing 2007 Option Plan and has used such discretion in the past.
(4)	Our president and chief executive officer has the authority to grant equity awards to employees other than executive officers if the grant (i) does not exceed 20,000 shares, (ii) does not, when combined with any other grant made to the grantee during the calendar year, exceed 20,000 shares, (iii) does not have a fair market value on the grant date that is greater than the amount of the grantee’s annual base salary, or (iv) does not exceed the equity award budget approved by the management development and compensation committee for the calendar year. The management development and compensation committee may grant additional specific authority to the chief executive officer from time to time.

Weighting of the Principal Elements of our Executive Compensation Programs

We determine the appropriate allocation between annual cash and equity incentive compensation, with a goal of weighting the allocation towards compensation based on Company financial and individual performance. The goals for our Company and executive officers are established so that target attainment is not assured and payment for performance at or above target levels will require our executive officers to perform at a high level by producing significant results, achieving challenging targets and devoting their full time and attention to our business. The personal performance objectives of our executive officers are developed based on our annual Company objectives in order to ensure that the compensation of our executive officers is appropriately linked to the success of our strategic initiatives that drive the overall results of the Company.

The management development and compensation committee, using competitive data provided by Pearl Meyer and tally sheets prepared by our human resources department that include information on an executive officer’s current and past compensation, considers total cash and equity compensation when setting their compensation. Consideration is given to:

•	the retention value of the long-term equity awards currently held by an executive officer;

•	market compensation data for other companies in our peer group; industry and geographic market, as appropriate;

•	our view of internal equity; and

•	other considerations we deem relevant, such as the Company’s overall financial performance or extraordinary individual performance by an executive officer.

Based on this review, the management development and compensation committee can decide to adjust one or more elements of an executive officer’s compensation.

Certain compensation decisions may specifically impact other elements of compensation. For example, because potential annual cash incentive payouts are based on the executive officer’s base salary, increases in base salary also increase the amount of the potential cash incentive payout. Executive compensation is reviewed annually by the management development and compensation committee to assure that the total compensation of our executive officers remains aligned with the market, and that mix of compensation elements offered to our executive officers is structured in such a manner that no significant amount that may be derived from one compensation component reduces the compensation received from other components, understanding that the mix and the total compensation opportunity can be impacted by discretionary factors such as individual performance and internal equity considerations.

We have not implemented a specific policy for determining the allocation between cash and non-cash compensation for our executive officers, although historically we have allocated a greater percentage of an executive officer’s total compensation to equity, or long-term compensation, as the executive officer becomes more senior in our organization. We have provided our executive officers with equity incentive awards to provide appropriate overall competitive compensation levels in order to retain our executive officers and provide us with greater stability in our management team. Further, we believe that it is appropriate to weight our executive officer’s compensation more heavily towards long-term compensation to help mitigate the risk of management decisions being made for short-term gains, as discussed further below.

Risk Mitigation in the Principal Elements of our Executive Compensation Programs

Payments under our 2012 Compensation Plan are based on annual Company-wide financial metrics of revenue and net adjusted EBITDA, which are equally weighted to mitigate the risk of decisions driven by the impact to one metric at the expense of the other, as well as individual performance goals for each executive officer. No payment is made under the plan unless the Company achieves at least 90% of the revenue or net adjusted EBITDA goal approved by our board of directors. See page 2, footnote 1 for an explanation of how we calculate net adjusted EBITDA. In addition, the plan contains a claw back provision in the event there is a subsequent change in our audited financial statements that impacts whether the financial performance targets were satisfied. In the event of a claw back, an executive officer would be required to repay to us any amount that was paid based solely on the satisfaction of such target that was not satisfied based on the change in our audited financials. The management development and compensation committee has no discretion to determine whether a repayment is required as that determination is made by the audit committee, however the management development and compensation committee does have discretion in determining the amounts to be repaid.

As discussed above, we generally weight the compensation of our executives towards longer-term compensation such as equity awards, including awards of non-qualified stock options, because the stock price must rise in order for there to be any real value realized by the recipient. While we do grant our executive officers a mix of awards of restricted stock as well as stock options, we generally break down that mix to allow for approximately three quarters of the total equity award grant to be in the form of stock options and approximately one quarter of the total grant to be in the form of restricted stock. We believe this weighting towards long-term compensation, specifically awards of non-qualified stock options for our executives, effectively aligns the interests of our executives and stockholders over the longer-term as the potential gain by executives from decisions that increase the long-term value of the Company outweighs the gain from any decisions focused solely on the short-term, especially for our president and chief executive officer who is subject to equity ownership guidelines. We believe that this compensation practice encourages longevity and stability in our executive management team and discourages our executive officers from making strategic or tactical decisions based on immediate personal gain, thus reducing the overall risk in our business activities.

Other Elements of our Executive Compensation Programs

Benefit Plans

Our benefits plans in the United States, which are made available equally to all employees and executive officers, include a discretionary 401(k) matching program, a 401(k) profit sharing contribution, life and disability insurance, travel and accident and optional health, dental, vision and supplemental life insurance coverage. The optional health and dental benefits require cost sharing for all employees, including executive officers, and vision and supplemental life insurance is fully paid by any employee electing that benefit. We reimburse our employees whose responsibilities entail frequent travel, which includes all of our executive officers, for memberships in a limited number of airline programs that provide access to airport lounges and other amenities. We also offer a tuition reimbursement program to all employees which encourages the ongoing growth and development of the employee’s skill set.

To ensure that the benefits offered to our United States executive officers and employees remain competitive with the applicable market, our human resources department reviews publicly available market data for technology companies and for companies in the specific geographic markets where we operate. In the offices outside the United States, benefit plans are primarily driven by local custom and applicable law.

Perquisites

In the United States there are no additional benefits or perquisites available to our executive officers that are not also available to all of our employees except we offer our executive officers a comprehensive, Company-paid yearly physical examination. Although the Company’s medical plan already provides for annual physicals for all employees, the comprehensive examination for executives provides the convenience for doing all of the tests in one location on a single day. These physicals are aligned with the Company’s overall wellness initiatives as they allow the Company to assure that executives can conveniently take the time necessary to maintain their health and wellness.

In the United Kingdom and Germany, a car allowance is available to our executive officers; however this perquisite is also available to certain other employees located in the United Kingdom and Germany, including sales individuals and key management personnel.

Post-Employment Benefits

Some of our executive officers in the United States have employment agreements that provide them with severance payments and benefits in the event we terminate their employment without cause or the executive terminates employment for good reason. These agreements contain provisions which prohibit the executive officer from hiring or engaging or attempting to hire or engage any officer or employee of the Company for a period of one year from the date of termination and prevent the executive officer from competing with us for periods of up to one or two years, depending upon the reason the executive officer terminated his or her employment with the Company.

We also have a severance pay plan that benefits all United States based employees, including our executive officers that do not have an employment agreement with us. Our severance plan provides for continuation of salary and benefits depending on the employee’s length of service with us. Our 2004 Option Plan and our 2007 Option Plan control the terms of the vesting, forfeiture or cancellation of all equity incentive compensation awards in the event of termination, death, or disability of any of our executive officers, as well as in the case of a change in control. See “Potential Payments upon Termination or Change-in-Control” beginning on page 45 for a full discussion of the terms of these agreements, including the definitions of cause and good reason. A summary of the terms of our employment agreements with certain of our executive officers is as follows:

	Voluntary Resignation without Good Reason	Termination by the Company for Cause	Termination by the Company without Cause or Resignation for Good Reason	Death or Disability
Base Salary	Base salary earned through time of resignation immediately payable.	Base salary earned through time of termination immediately payable.	Base salary payments for a maximum period of 12 months.	Base salary earned through time of death or disability immediately payable.

Non-Equity Incentive Plan	Not entitled to any non-equity incentive plan payments.	Not entitled to any non-equity incentive plan payments.	Payment of the non-equity incentive award that the executive	Payment of the non-equity incentive award that the executive

	Voluntary Resignation without Good Reason	Termination by the Company for Cause	Termination by the Company without Cause or Resignation for Good Reason	Death or Disability

			would have been entitled to under	would have been entitled to under
			the then-current executive compensation plan, pro-rated to the number of days the executive was employed by the Company during the relevant period.	the then-current executive compensation plan, pro-rated to the number of days the executive was employed by the Company during the relevant period.

Equity Incentive Plan—Stock Options and SARs	All unvested options and SARs are forfeited. Vested options or SARs would remain exercisable for three months.	All unvested options and SARs are forfeited. Vested options or SARs would remain exercisable for three months.	All unvested options and SARs are forfeited. Vested options or SARs would remain exercisable for three months.	All unvested options and SARs are forfeited. Vested options or SARs would remain exercisable for twelve months.

Equity Incentive Plan—Stock Awards	All unvested shares are cancelled.	All unvested shares are cancelled.	All unvested shares are cancelled.	All unvested shares are cancelled.

Continuation of Benefits	Not entitled to continuation of benefits.	Not entitled to continuation of benefits.	Continuation of benefits for the duration of the severance period.	Not entitled to continuation of benefits.

Gross-up for Tax Purposes	None	None	None	None

Our 2012 Executive Compensation Payments

Base Salary Increases

Before the Company became a public company in July 2007, the compensation paid to our executive officers, including our president and chief executive officer, was appropriate for a private equity-backed, privately held company. Since we have been benchmarking our executive compensation practices against a peer group of publicly traded companies, it has been clear that our executive compensation was below, and at some points significantly below, that of our peer group and was not commensurate with the current responsibilities of our executive officers, including our president and chief executive officer. The chart below illustrates the extent to which the cash component of the compensation of our president and chief executive officer has continued to lag our peer group over the past five years:

	Douglas J. Shaw Base Salary		Peer Group 50th Percentile Base Salary	Variance to 50th Percentile Base Salary of Peer Group	Douglas J. Shaw Total Target Cash Compensation	Peer Group 50th Percentile Total Target Cash Compensation	Variance to 50th Percentile Total Target Cash Compensation of Peer Group
2012	$390,000		$439,000	-11%	$663,000	$787,000	-16%
2011	$375,000		$395,000	-5%	$638,000	$667,000	-4%
2010	$351,250	(1)	$377,000	-7%	$562,000	$656,000	-14%
2009	$325,000		$386,000	-16%	$520,000	$634,000	-18%
2008	$270,000		$360,000	-25%	$378,000	$720,000	-48%

(1)	Mr. Shaw received a base salary increase on July 1, 2010 which was not retroactive to the beginning of the year. This amount represents Mr. Shaw’s base salary if the mid-year increase had been in effect for the entire fiscal year.

When determining base salary increases for 2012, the management development and compensation committee considered the variance in base salary of our president and chief executive officer when compared to the 50th percentile of our peer group, any variance in the base salaries of our other executive officers when compared to the 50th percentile of our peer group, as well as other factors including the financial performance of the Company, the overall performance and effectiveness of the executive officer in 2011, the achievement of specific personal performance objectives in 2011, specific departmental achievements directly attributable to the executive, the executive’s contribution to the achievement of our strategic goals, and information contained in tally sheets provided by our human resources department.

In continuance of the stated goal to align our executive officers base salaries to the 50th percentile of our peer group, including the base salary of our president and chief executive officer, the management development and compensation committee awarded base salary increases to our executive officers including our president and chief executive officer that were slightly higher than the Company-wide budgeted increases of 3%. Even with the higher than target increase in base salary awarded to our president and chief executive officer in 2012, his base salary continues to fall below 50th percentile of our peer group. The salary increases described below were effective January 1, 2012.

	2011 Base Salary	Percentage Base Salary Increase for 2012	2012 Base Salary
Douglas J. Shaw, President and Chief Executive Officer	$375,000	4%	$390,000
Scott E. Landers, Senior Vice President, Chief Financial Officer and Treasurer	$286,650	4%	$298,116
John L. Seguin, Executive Vice President	$303,188	4%	$315,315
Steven R. Martin, Senior Vice President, Engineering (1)	$240,000	4%	$249,600
Janet M. Dunlap, Vice President, General Counsel and Secretary	$249,483	4%	$259,463

(1)	In October, 2012, Mr. Martin was promoted from Vice President, Engineering and Development to Senior Vice President, Engineering. At that time, Mr. Martin received a base salary increase of 5% or from $249,600 to $262,080. See page 42, Summary Compensation Table, for more details.

Cash Incentive Compensation Awards and Payments

In February 2012, our management development and compensation committee approved the 2012 Compensation Plan which included a target cash incentive compensation amount for all executive officers. Based on our peer group analysis and other publicly available market survey data provided by Pearl Meyer, the management development and compensation committee determined that individual cash incentive compensation targets under the 2012 Compensation Plan should remain the same as the 2011 Compensation Plan for our president and senior vice president and chief executive officer. Our president and chief executive officer, executive vice president and chief financial officer each had a 2012 target cash incentive compensation payment of 70%, 50%, and 45% of his annual salary, respectively. Other executive officers had target cash incentive compensation payments of 30-40% of his or her annual salary.

Our 2012 Compensation Plan provides for the generation of a cash bonus pool to cover the cash incentive compensation. The size of the bonus pool is based on the achievement of Company revenue and net adjusted EBITDA targets established by our board of directors that we believe were moderately difficult to achieve. At each pre-determined net adjusted EBITDA and revenue percentage achievement, beginning at 90% of the applicable target, an incentive compensation pool was established, with a sliding scale up to a maximum of 105% for each goal, respectively. There would have been no cash incentive compensation payable under the 2012 Compensation Plan in the event the Company did not achieve at least 90% of the pre-established revenue or net adjusted EBITDA target.

In February 2013, our board of directors determined that, subject to receipt of audited financial statements for fiscal year 2012, we had reached at least 101% of our revenue target of $148.3 million, or $149.9 million and 104% of our net adjusted EBITDA target of $62.3 million, or $65.1 million. Our net adjusted EBITDA result of $65.1 million includes an add-back of approximately $0.9 million for acquisition related expenses consistent with past methodology used to calculate our achievement against our net adjusted EBITDA target. Although the Company overachieved on both financial metrics, the total amount paid from the pool was equal to 91.3% of the total pool available. During 2012, an executive officer of the Company retired, however the total pool was not altered to reflect the reduction of the number of executive officers eligible to receive payments from the pool under the 2012 Compensation Plan, nor were any amounts available in the pool allocated to another eligible executive officer or any other Company compensation plan.

Accordingly, the final pool for cash incentive payouts and percentage of the pool paid to our executive officers was as follows:

Metric	Target (in thousands)	Pool at 90% of Target	Pool at 100% of Target	Pool at 105% of each Target, Respectively	Percentage of Target Attained	Pool at Percentage Attainment
Revenue	$148,300	$296,500	$780,000	$1,170,500	101%	$858,500
Net adjusted EBITDA	$62,300	$296,500	$780,000	$1,170,500	104%	$1,092,500
Total		$593,000	$1,560,000	$2,341,000		$1,951,000

				Total Pool Available		$1,951,000
				Total Amount Paid		$1,782,000
				Percentage of Available Pool Paid		91.3%

Further, in February 2013, the management development and compensation committee determined that each executive officer had achieved certain of his or her individual personal performance objectives for fiscal year 2012, as follows:

•

President and Chief Executive Officer: Drive achievement of the Company-wide revenue and net adjusted EBITDA targets; re-launch the corporate brand strategy and messaging; development of a long-term strategy to increase the Company’s market share in existing markets; the addition of three new shareholders; achievement of metrics in support of key initiatives; complete acquisition of Bitstream and fully integrate by the end of the second quarter of 2012 and pursue new acquisition opportunities.

•

Senior Vice President, Chief Financial Officer and Treasurer: Drive achievement of the Company-wide revenue and net adjusted EBITDA targets; increase shareholder base and analyst coverage; complete acquisition of Bitstream and fully integrate by the end of the second quarter of 2012; develop updated pricing models; driving customer intimacy program; complete and deliver all financial reports within stated time ranges, including any and all annual and quarterly public filings.

•

Executive Vice President: Drive achievement of a Company-wide revenue and net adjusted EBITDA targets; execute on transition plan for user interface business; establish milestones for all general managers and drive achievement of each milestone; complete acquisition of Bitstream and fully integrate by the end of the second quarter of 2012; drive the acquisition of a complementary company to help achieve growth initiatives.

•

Senior Vice President, Engineering: Delivery of on time product releases and custom projects throughout the year; creation of new technology roadmap; partner with Vice President, Business Development in acquisition efforts and fully integrate acquired engineering teams from Bitstream located in the United States and India.

•

Vice President, General Counsel and Secretary: Develop worldwide trademark enforcement strategy; improve reporting on intellectual property enforcement efforts; complete acquisition of Bitstream and fully integrate by the end of the second quarter of 2012; conduct employee trainings in Asia and continue employee training on public company issues; and contribute to the continued CRM deployment effort.

Based on the financial performance of the Company and the individual executive performances described above, payments of annual cash compensation to our named executive officers were awarded as listed in the chart below:

	Percentage of Base Compensation at Target	2012 Annual Cash Incentive Payment at Target	Percentage of Payout to Base Salary	2012 Annual Cash Incentive Payment
Douglas J. Shaw, President and Chief Executive Officer	70%	$273,000	87.5%	$341,250
Scott E. Landers, Senior Vice President, Chief Financial Officer and Treasurer	45%	$134,152	56.3%	$167,839
John L. Seguin, Executive Vice President	50%	$157,658	62.5%	$197,072
Steven R, Martin, Senior Vice President, Engineering (1)	40%	$104,832	50.0%	$131,040
Janet M. Dunlap, Vice President, General Counsel and Secretary	40%	$103,785	50.0%	$129,731

(1)	The Cash Incentive Payment at Target for Mr. Martin was calculated on his base salary in effect at December 31, 2012, which included a 5% salary adjustment awarded in October 2012 when he was promoted from Vice President, Engineering and Development to Senior Vice President, Engineering.

Equity Awards

We generally grant equity awards during the first quarter of the fiscal year. The management development and compensation committee determines the pool for the plan year and takes into consideration burn rate and overhang in compliance with our yearly burn rate guidelines in determining an appropriate amount of equity to be awarded to executive officers. These equity grants are designed to provide future incentive to the executive officer although factors such as past performance and internal equity are considered as well. The management development and compensation committee believes that the use of restricted stock subject to time-based vesting, which offers guaranteed in-the-money value upon vesting, in combination with non-qualified stock options, provides an attractive retention tool and encourages a strong motivation for the Company’s executive officers to drive long-term growth as the performance of the Company will significantly affect the value of all equity incentive compensation. In addition, the use of this mix provides a more moderate dilutive impact to stockholders since the use of shares of restricted stock requires fewer shares to provide equivalent value to our executive officers. Accordingly, the management development and compensation committee determined that a mix of awards of non-qualified stock options and restricted stock subject to time-based vesting was appropriate for equity grants made in 2012, with executive officers receiving approximately three-quarters of the annual award value in non-qualified stock options and approximately one-quarter of the annual award value in the form of restricted stock.

On February 27, 2012, our management development and compensation committee approved the equity awards listed below to our named executive officers. The awards were issued on March 6, 2012 and the stock options have an exercise price of $13.73, which was the closing market price on the NASDAQ Global Select Market for a share of our Common Stock on that date. Twenty-five percent of each award vests on the first anniversary of the grant date, with the remainder of the award vesting in equal quarterly installments over the following three years.

	Non-Qualified Stock Options	Restricted Stock
Douglas J. Shaw, President and Chief Executive Officer	85,000	28,000
Scott E. Landers, Senior Vice President, Chief Financial Officer and Treasurer	30,000	10,000
John L. Seguin, Executive Vice President	33,000	11,000
Steven R. Martin, Senior Vice President, Engineering	22,000	8,000
Janet M. Dunlap, Vice President, General Counsel and Secretary	18,000	6,000

See the section entitled “Grants of Plan Based Awards—2012” beginning on page 43 for a discussion of these grants of equity awards.

Management Stock Ownership Guidelines

Our president and chief executive officer is subject to equity ownership guidelines that require him to hold Common Stock of the Company with an aggregate value of three times his base salary on the measurement date. The measurement date is defined as beginning on the fourth anniversary of the later of (i) the adoption of the equity ownership guidelines, or (ii) the first date of the chief executive officer’s employment in such position. As of December 31, 2012, our president and chief executive officer satisfied these ownership requirements.

Tax and Accounting Considerations

The provisions of Section 162(m) of the Code limit the federal income tax deductibility of compensation paid to the Company’s chief executive officer as well as the three other highest compensated executive officers other than the chief financial officer. Compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. The Company may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year the compensation does not exceed $1.0 million or meets certain other conditions (such as stockholder approval). Considering the Company’s current compensation plans and policy, the Company and the management development and compensation committee believe that, for the near future, there is little risk that the Company will lose any significant tax deduction relating to executive compensation. We reserve the right, however, to use our judgment to modify the Company’s compensation plans and policies to maximize deductibility, and to authorize compensation payments that do not comply with the exemptions in Section 162(m) of the Code when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the executive officer’s performance.

COMPENSATION COMMITTEE REPORT

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The management development and compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on its review of, and the discussions with management with respect to the Compensation Discussion and Analysis, the management development and compensation committee recommended to the board of directors and the board of directors has agreed that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the management development and compensation committee,

Pamela F. Lenehan, Chairperson

Roger J. Heinen, Jr.

Robert L. Lentz

Timothy B. Yeaton

Compensation Earned

The following table summarizes the compensation earned during 2010, 2011 and 2012 by our named executive officers.

Summary Compensation Table—Fiscal Years 2010, 2011 and 2012

Name and Principal Position	Year	Salary		Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compen- sation (3)	All Other Compen- sation (5)	Total
Douglas J. Shaw	2012	$390,000		—	$384,440	$648,873	$341,250	$25,694	$1,790,257
Chief Executive Officer,	2011	$375,000		—	$367,080	$659,821	$323,625	$25,421	$1,750,947
President and Director	2010	$337,822		—	$259,280	$454,760	$307,344	$22,920	$1,382,126

Scott E. Landers	2012	$298,116		—	$137,300	$229,014	$167,839	$24,872	$857,141
Senior Vice President,	2011	$286,650		—	$131,100	$232,878	$160,524	$25,475	$836,627
Chief Financial Officer and Treasurer	2010	$266,350		—	$92,600	$170,535	$182,555	$21,969	$734,009

John L. Seguin	2012	$315,315		—	$151,030	$251,915	$197,072	$25,727	$941,059
Executive Vice President	2011	$303,188		—	$144,210	$256,166	$188,279	$23,338	$915,181
	2010	$281,716		—	$111,120	$170,535	$212,953	$20,685	$797,009

Steven R. Martin	2012	$251,040	(4)	—	$109,840	$167,944	$131,040	$22,920	$682,784
Senior Vice President,	2011	$240,000		—	$104,880	$170,777	$120,000	$25,194	$660,851
Engineering	2010	$214,858		—	$64,820	$102,321	$133,248	$20,674	$535,921

Janet M. Dunlap	2012	$259,463		—	$82,380	$137,408	$129,731	$24,317	$633,299
Vice President, General Counsel	2011	$249,483		—	$78,660	$139,727	$124,742	$25,194	$617,806
and Secretary	2010	$230,803		—	$46,300	$79,583	$143,244	$20,674	$520,604

(1)	The amounts reported in the “Stock Awards” column of the table above reflect the fair value on the grant date of the stock award granted to the Company’s named executive officers during the associated year. These values have been determined under GAAP in accordance with ASC 718 used to calculate the value of equity awards for purposes of the Company’s financial statements. See page 67 of the Form 10-K for the year ended December 31, 2012 for an explanation of the determination of fair value.
(2)	The amounts reported in the “Option Awards” column of the table above reflect the fair value on the grant date of the stock award granted to the Company’s named executive officers during the associated year. These values have been determined under GAAP in accordance with ASC 718 used to calculate the value of equity awards for purposes of the Company’s financial statements. Options to purchase shares of Common Stock were granted at fair market value on the date of grant, in accordance with ASC 718. See page 67 of the Form 10-K for the year ended December 31, 2012 for an explanation of the determination of fair value.
(3)	All non-equity incentive plan compensation was made pursuant to awards under the executive cash compensation plan for the applicable year. All non-equity, or cash, awards under our 2012 Compensation Plan were both awarded and earned in 2012.
(4)	Mr. Martin was promoted to Senior Vice President, Engineering in October 2012 and received a base salary increase at that time.
(5)	The “All Other Compensation” column includes the following compensation:

Name	Year	401(k) or Retirement Matching Program	Discretionary 401(k) Matching Program	Life Insurance Policy Premium	Accidental Death and Dismemberment Policy Premium	Dividends Received on Unvested Restricted Stock	Other (1)(2)
Douglas J. Shaw	2012	$15,000	$6,000	$750	$120	$2,240	$1,584
Scott E. Landers	2012	$15,000	$6,000	$750	$120	$800	$2,202
John L. Seguin	2012	$15,000	$6,000	$750	$120	$895	$2,962
Steven R. Martin	2012	$15,000	$6,000	$750	$120	$625	$425
Janet M. Dunlap	2012	$15,000	$6,000	$750	$120	$465	$1,982

(1)	Represents the cost associated with Company-paid physicals for Messrs. Shaw, Landers, Seguin and Ms. Dunlap. Please see page 35 “Perquisites” for more information.
(2)	Our employees have the option to elect to receive their long term disability benefit as taxable earnings during the fiscal year. This benefit is deducted from the employee’s base salary at the end of the year. In fiscal 2012, Messrs. Seguin and Martin elected to receive this benefit as taxable income.

Grants of Plan-Based Awards—2012

The table below lists grants of non-equity awards that were approved by our management development and compensation committee on February 27, 2012. Actual payment amounts under these awards were approved by our management development and compensation committee on February 26, 2013. The table below also sets forth grants of equity awards that were approved by our management development and compensation committee on February 27, 2012. These awards were made on March 6, 2012 in accordance with our equity grant policy and have an exercise price equal to the closing market price of a share of the Company’s Common Stock according to the NASDAQ Global Select Market on that date.

Name	Grant Date	Grant Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Stock Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
			Threshold ($)	Target ($) (2)	Maximum ($) (3)
Douglas J. Shaw				273,000	—
	3/06/2012	2/27/2012				28,000			384,440
	3/06/2012	2/27/2012					85,000	13.73	648,873
Scott E. Landers				134,152	—
	3/06/2012	2/27/2012				10,000			137,300
	3/06/2012	2/27/2012					30,000	13.73	229,014
John L. Seguin				157,658	—
	3/06/2012	2/27/2012				11,000			151,030
	3/06/2012	2/27/2012					33,000	13.73	251,915
Steven R. Martin				104,832	—
	3/06/2012	2/27/2012				8,000			109,840
	3/06/2012	2/27/2012					22,000	13.73	167,944
Janet M. Dunlap				103,785	—
	3/06/2012	2/27/2012				6,000			82,380
	3/06/2012	2/27/2012					18,000	13.73	137,408

(1)	The actual amounts paid in respect of these awards to Messrs. Shaw, Landers, Seguin and Martin and Ms. Dunlap were $341,250, $167,839, $197,072, $131,040 and $129,731 respectively.
(2)	The target cash incentive compensation under our 2012 Compensation Plan was 70% of base salary for Mr. Shaw, 45% of base salary for Mr. Landers, 50% of base salary for Mr. Seguin, and 40% of base salary for Mr. Martin and Ms. Dunlap, respectively. Percentage of salary for actual payments made under of 2012 Compensation Plan were 87.5% of base salary for Mr. Shaw, 56.3% of base salary for Mr. Landers, 62.5% of base salary for Mr. Seguin, and 50% percent for Ms. Dunlap and Mr. Martin, respectively.
(3)	While the aggregate amount payable under the 2012 Compensation Plan was capped, subject to the right of the management development and compensation committee to allocate amounts unallocated and unpaid under other of the Company’s compensation plans, the amount payable to any individual executive officer was not capped under the 2012 Compensation Plan., however under the 2013 executive officer incentive compensation plan, such amounts payable to any individual executive officer will be capped at two times such executive officer’s target cash compensation.
(4)	This column reflects the grant date fair value of each award computed in accordance with ASC 718. See page 67 of the Form 10-K for the year ended December 31, 2012 for an explanation of the determination of fair value.

Discussion of Compensation and Grants of Plan-Based Awards

Certain of our named executive officers in the United States have employment agreements with us that provide benefits upon the termination of employment. These employment agreements do not, however, include guaranteed compensation amounts that are payable in the ordinary course. Discussion of amounts payable under these employment agreements if the employment of the named executive officer terminates under certain circumstances is discussed under “Potential Payments upon Termination or Change-in-Control—Employment Agreements in the United States” beginning on page 45.

No adjustments were made to any plan-based awards that were made to our named executive officers in 2012. For an explanation of the determination of amounts paid and equity awards granted to our named executive officers in respect of awards granted under our 2012 Compensation Plan, see “Our 2012 Executive Compensation Payments—Cash Incentive Compensation Awards and Payments” and “Our 2012 Executive Compensation Payments—Equity Awards” beginning on page 38 and page 40, respectively.

The following table sets forth certain information regarding the option grants and stock awards made to the named executive officers as of December 31, 2012

Outstanding Equity Awards at Fiscal Year-End—2012

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (3) (#)	Market Value of Shares or Units of Stock That Have Not Vested (4) ($)
Douglas J. Shaw	44,808	0	6.43	9/30/2016
	160,000	0	15.11	3/31/2018
	150,000	10,000	3.63	3/18/2019
	11,074	0	3.63	3/18/2019	(2)
	55,000	25,000	9.26	3/10/2020
	37,187	47,813	13.11	3/8/2021
	0	85,000	13.73	3/6/2022
						8,750	139,825
						15,750	251,685
						28,000	447,440
Scott E. Landers	75,254	0	11.26	7/15/2018
	11,300	0	3.63	3/18/2019	(2)
	56,250	3,750	3.63	3/18/2019
	20,625	9,375	9.26	3/10/2020
	13,125	16,875	13.11	3/8/2021
	0	30,000	13.73	3/06/2022
						3,125	49,938
						5,625	89,888
						10,000	159,800
John L. Seguin	8,470	0	6.43	9/30/2016
	50,000	0	15.11	3/31/2018
	4	0	3.63	3/18/2019	(2)
	12,916	3,750	3.63	3/18/2019
	6,182	9,375	9.26	3/10/2020
	14,437	18,563	13.11	3/8/2021
	0	33,000	13.73	3/6/2022
						3,750	59,925
						6,188	98,884
						11,000	175,780
Steven R. Martin	11,152	0	1.45	8/25/2015
	4,000	0	6.43	9/30/2016
	25,000	0	15.11	3/31/2018
	32,812	2,188	3.63	3/18/2019
	7,800	0	3.63	3/18/2019	(2)
	12,375	5,625	9.26	3/10/2020
	9,625	12,375	13.11	3/8/2021
	0	22,000	13.73	3/6/2022
						2,188	34,964
						4,500	71,910
						8,000	127,840
Janet M. Dunlap	16,304	0	6.43	9/30/2016
	7,121	0	8.50	12/31/2016
	27,000	0	15.11	3/31/2018
	1,687	1,688	3.63	3/18/2019
	9.625	4,375	9.26	3/10/2020
	7,875	10,125	13.11	3/8/2021
	0	18,000	13.73	3/6/2022
						1,563	24,977
						3,375	53,933
						6,000	95,880

(1)	With the exception of the stock options noted in footnote 2, under the terms of the individual stock option agreements, 25% of the shares vest on the first anniversary of the grant date and the remaining shares vest quarterly over the following three years.
(2)	Under the terms of the stock options agreements, 50% of the shares vest on the first anniversary of the grant date and the remaining shares vest on the second anniversary of the grant date.

(3)	Under the terms of the restricted stock award agreements, 25% of the shares vest on the first anniversary of the grant date and the remaining shares vest quarterly over the following three years.
(4)	Market value is calculated based on the closing price of our Common Stock on the NASDAQ Global Select Market on December 31, 2012, or $15.98 per share. These shares are subject to the terms of the related restricted stock agreements.

The following table sets forth certain information regarding the number of shares of restricted stock issued under the 2007 Option Plan that vested in 2012, option awards exercised in 2012 and the corresponding amounts realized by the named executive officers.

Option Exercises and Stock Vested—2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Douglas J. Shaw	187,018	1,971,139	19,250	284,358
Scott E. Landers	—	—	11,325	171,660
John L. Seguin	79,244	684,369	7,812	115,467
Steven R. Martin	30,000	396,292	5,250	77,481
Janet M. Dunlap	36,150	317,089	10,575	162,025

(1)	The value realized upon the exercise of options was calculated by multiplying the number of shares purchased upon exercise by the difference between the closing market price per share of our Common Stock on the NASDAQ Global Select Market on the date of exercise and the exercise price.
(2)	The value realized upon the vesting of shares of restricted stock was calculated by multiplying the number of shares vested by the closing market price per share on the date of vesting. These shares are subject to the terms of the related restricted stock agreements.

Potential Payments upon Termination or Change-in-Control

Employment Agreements in the United States

We have employment agreements with the following named executive officers: Messrs. Shaw, Landers, Seguin and Ms. Dunlap. The employment agreements with these executive officers provide certain benefits upon the termination of employment. Generally, if these executive officer’s terminate their employment for good reason or we terminate their employment without cause, they are entitled to receive 100% salary continuation for a period of twelve months from the date of termination and payment of any bonus or non-equity incentive plan award that they would have been entitled to receive if their employment was not terminated, pro-rated for the number of days they were employed by us during the relevant period.

Cause is defined in the employment agreements as:

•	any act of fraud, gross misconduct or harassment that materially and adversely affects us;

•	any act of dishonesty, deceit or illegality, in any such case, materially and adversely affecting us;

•	conviction or indictment (if the indictment has a material adverse effect on us) of a felony, or any misdemeanor involving moral turpitude;

•	the commission of an act involving a violation of material procedures or policies of ours;

•	a material and sustained failure to perform the duties and responsibilities assigned or delegated under their respective employment agreement which failure continues for 30 days after written notice;

•	gross negligence or willful misconduct that materially and adversely affects us; or

•	a material breach by the executive of any of the executive officers’ confidentiality or non-compete obligations.

Good reason is defined in the employment agreements as:

•	a substantial adverse change in the nature or scope of responsibilities, authorities, powers, functions or duties under the respective employment agreement;

•	a reduction in annual base salary, except for an across-the-board salary reduction similarly affecting all or substantially all management employees;

•	a requirement by us that the executive be based anywhere other than a specified distance from Woburn, Massachusetts; or

•	the breach by us of any of our material obligations under the respective employment agreement, after notice and failure to cure such breach within thirty days.

If a named executive officer is terminated based on disability as defined in the executive’s employment agreement, the executive will continue to receive full base salary, less any disability pay or sick pay benefits the executive is entitled to under our other benefit policies, employee benefits for a period of up to 12 months and any bonus they would have been entitled to receive under the current executive compensation plan, prorated based on the number of days the executive was employed with the Company prior to termination.

Stock Options and Restricted Stock for Executive Officers

Upon Termination: Stock option grants and restricted stock awards currently held by a named executive officer that have been granted under our 2004 Option Plan or 2007 Option Plan do not accelerate upon termination of the named executive officers’ employment by us.

Upon a Change of Control:

2004 Option Plan. In the event of a merger, sale or dissolution, or a similar “sale event,” unless assumed or substituted by the successor entity, all stock options granted to our named executive officers under the 2004 Option Plan terminate upon the effective time of the sale event following an exercise period. Restricted stock is treated as provided in the relevant award agreement. As of the date of this Proxy Statement, all options granted under the 2004 Option Plan are fully vested, and no additional awards will be made under the 2004 Option Plan.

2007 Option Plan. In the event of a merger, sale or dissolution, or a similar “sale event,” unless assumed or substituted by the successor entity, all stock options granted to a named executive officer under the 2007 Option Plan automatically become fully exercisable, all other awards granted under the 2007 Option Plan become fully vested and non-forfeitable and awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in the administrator’s discretion. In addition, upon the effective time of any sale event the 2007 Option Plan and all awards will terminate unless the parties to the transaction, in their discretion, provide for appropriate substitutions or assumptions of outstanding awards. Any award assumed, continued or substituted vests and becomes exercisable in full on the date on which the named executive officer’s employment or service relationship with us terminates if such termination occurs (i) within 18 months after such sale event, and (ii) the termination is by us or a successor entity without cause or by the executive for good reason.

Under both the 2004 Option Plan and 2007 Option Plan, cause means the commission of any act by a grantee constituting financial dishonesty against us (which act would be chargeable as a crime under applicable law), any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which, as determined in good faith by our board of directors, would adversely affect us, the repeated failure to follow the directives of our chief executive officer or our board of directors or any material misconduct, violation of our policies or willful and deliberate non-performance of duty. Under the 2004 Option Plan and the 2007 Option Plan, good reason means a substantial adverse change in the nature or scope of the employee’s responsibilities, authorities, powers, functions or duties, a reduction in the employee’s annual base salary except for across-the-board salary reductions similarly affecting all or substantially all management employees or the relocation of our offices at which the employee is principally employed to a location more than 75 miles from such offices. These definitions are, however, modified by any definition of cause or good reason contained in an executive officer’s employment agreement.

Payments upon a Triggering Event

The following table provides information regarding the amounts payable under employment agreements and the plans described above if a termination is: by us without cause or by the executive officer for good reason, and the termination occurred on December 31, 2012.

Name	Base Salary (1)	Continuation of Group Health Plan Benefits (2)	Non-Equity Incentive Plan Payments (3)	Equity Incentive Plan Payments (4)	Total
Douglas J. Shaw	$390,000	$17,172	$273,000	$1,458,923	$2,139,095
Scott E. Landers	$298,116	$17,172	$134,152	$524,869	$974,309
John L. Seguin	$315,315	$12,200	$157,658	$571,428	$1,056,601
Steven R. Martin	$70,560	$7,184	$104,832	$384,552	$567,128
Janet M. Dunlap	$259,463	$1,288	$103,785	$294,595	$659,131

(1)	All payments of base salary are payable in accordance with our usual payroll policies, subject to a six-month delay to the extent required by Section 409A of the Code.
(2)	The calculation is based upon the coverage elected by the named executive officer during his employment.
(3)	Assumes the Company met 100% of our financial targets for 2012 for the Company performance component and that the named executive officer earned his target amount for the personal component under the 2012 Compensation Plan. The total target incentive compensation varied by position of the named executive officer and is a percentage of base salary which for 2010 was 70%, 45%, 50%, 40% & 40%, respectively.
(4)	The table below further describes the equity incentive plan amounts payable under the plans upon a change-in-control where the options are assumed or continued and the executive officer’s employment is terminated by us without cause or by the executive for good reason within 12 months of the change-in-control:

Name	Number of Shares of Options Vesting due to Change-in- Control (A)	Value of Options Vesting due to Change-in- Control (B)	Number of Shares of Restricted Stock Vesting due to Change-in- Control (A)	Value of Shares of Restricted Stock Vesting due to Change-in- Control (B)	Total
Douglas J. Shaw	167,813	$619,973	52,500	$838,950	$1,458,923
Scott E. Landers	60,000	$225,244	18,750	$299,625	$524,869
John L. Seguin	64,688	$236,838	20,938	$334,589	$571,427
Steven R. Martin	42,188	$149,838	14,688	$234,714	$384,552
Janet M. Dunlap	34,188	$119,806	10,938	$174,789	$294,595

(A)	All shares under the 2004 Option Plan are fully vested. For shares issued under the 2007 Option Plan, this number represents 100% vesting of shares or options to purchase our Common Stock that were unvested as of December 31, 2012.
(B)	The value of shares or options not vested has been calculated by taking the difference of the option exercise price listed in the table entitled “Outstanding Equity Awards at Fiscal Year-End—2012” on page 44 and the closing price of a share of our Common Stock on the NASDAQ Global Select Market on December 31, 2012, or $15.98, multiplied by the number of shares or options to purchase our Common Stock vesting upon the change-in-control.

Payment of all amounts following the termination of a named executive officer and continuation of any health care benefits is subject to continuing obligations of the named executive officer to cooperate with us to enforce our intellectual property rights, comply with a one-year non-competition agreement, comply with a one-year non-solicitation and non-hire agreement and execute a general release in a form reasonably satisfactory to us. We have the right to cancel the termination benefits if the named executive officer fails to materially comply with any of these provisions or the confidentiality provisions of the executive’s employment agreement. Finally, upon the death of a named executive officer, the executive’s estate is entitled to any benefits that may be due under any life insurance policy of ours maintained similarly for all employees.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm of the Company to examine the financial statements of the Company and its subsidiaries for the year ending December 31, 2013. During the first quarter of 2013, Ernst & Young examined the financial statements of the Company and its subsidiaries, including those included in our Annual Report on Form 10-K for the year ended December 31, 2012. The favorable vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting will be required for such ratification.

Although stockholder approval of this appointment is not required by law or binding on the audit committee, the audit committee believes that stockholders should be given the opportunity to express their views. If the stockholders do not ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm, the audit committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young.

It is expected that representatives of Ernst & Young will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

Vote Required and Recommendation

Only holders of record of the Company’s Common Stock as of the close of business on the Record Date are entitled to vote on this Proposal Three. Proxies will be voted FOR this Proposal Three unless contrary instructions are set forth on the enclosed proxy card. The appointment of Ernst & Young will be ratified if the votes cast in favor of ratification exceed the number of votes cast against ratification. Abstentions or instructions on a proxy to withhold authority to vote on this Proposal will have no effect on this Proposal Three.

Please note that your broker may vote your shares in its discretion only on “routine matters.” The Company believes that the ratification of the appointment of our independent auditors is a routine matter on which brokers or other nominees will be permitted to vote on behalf of their clients if no voting instructions are provided by the clients. If your shares of the Company’s Common Stock are held for you by a broker or other nominee (i.e., in “street name”) and you do not give specific voting instructions on this Proposal Three, your broker or other nominee may vote your shares in their discretion.

The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young.

AUDIT COMMITTEE REPORT

The audit committee has reviewed and discussed with management the Company’s consolidated financial statements for the year ended December 31, 2012. The audit committee also reviewed with Ernst & Young, the Company’s independent registered public accounting firm, the results of their audit and discussed matters required to be discussed by the statement on Auditing Standards No. 61 (SAS 61), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which provides that certain matters related to the conduct of the audit of the Company’s financial statements are to be communicated to the audit committee. In addition, the audit committee has received from Ernst & Young the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, has discussed with Ernst & Young their independence from management and the Company and has considered and discussed the compatibility of non-audit services provided by Ernst & Young for the Company with that firm’s independence.

Based on these reviews and discussions, the audit committee recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

The audit committee has considered and determined that the provision of the non-audit services described is compatible with maintaining the independence of our registered public accounting firm.

Submitted by the audit committee,

Peter J. Simone, Chairperson

Pamela F. Lenehan

Robert L. Lentz

AUDIT COMMITTEE INFORMATION AND MATTERS CONCERNING

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

2011 and 2012 Audit Fee Summary

During 2011 and 2012, the Company retained its principal independent registered public accounting firm, Ernst & Young, to provide services in the following categories and approximate amounts (in thousands):

	2011	2012
Audit fees	$923	$950
Audit related fees	$—	$58
Tax fees	$—	$—
All other fees	$2	$2

Audit Fees

Audit Fees for 2011 and 2012 consist of fees for professional services associated with the annual consolidated financial statements audit, review of the interim consolidated financial statements and services that are normally provided by Ernst & Young in connection with statutory audits required in regulatory filings.

Audit-Related Fees

Audit-related fees for the year ended December 31, 2012 consist of additional fees for procedures performed on the opening balance sheet of Bitstream, Inc., which the Company acquired in March 2012. There were no audit-related fees incurred for the year ended December 31, 2011.

Tax Fees

There were no tax fees incurred for the years ended December 31, 2011 and December 31, 2012.

All Other Fees

The other fees in 2011 and 2012 are related to our Ernst & Young on-line research website membership.

All audit other services provided by our independent registered public accounting firm to the Company in 2011 and 2012 were approved by means of specific pre-approvals by the audit committee.

Information Regarding Approval of Non-Audit Services

The audit committee oversees the Company’s accounting and financial reporting processes on behalf of the board of directors, and operates under a written charter adopted by the board of directors, a copy of which can be found on the Company’s website located at www.monotype.com. The audit committee pre-approves all auditing services and the terms of non-audit services, but only to the extent that the non-audit services are not prohibited under applicable law and the committee determines that the non-audit services do not impair the independence of the independent registered public accounting firm. In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the chairman of the audit committee has been delegated authority to approve audit and non-audit services. Fees payable to our independent registered public accounting firm for any specific, individual service approved by the chairman may not exceed $25,000, plus reasonable and customary out-of-pocket expenses, and the chairman is required to report any approvals to the full committee at its next scheduled meeting.

The pre-approval requirement is waived with respect to the provision of non-audit services by the independent registered public accounting firm if: (1) the aggregate amount of all such non-audit services provided to us constitutes not more than five percent of the total fees paid by us to our independent registered public accounting firm during the year in which such non-audit services were provided, (2) such services were not recognized at the time of the engagement to be non-audit services, and (3) such services are promptly brought to the attention of the audit committee and approved by the audit committee or by one or more of its members to whom authority to grant such approvals has been delegated by the committee prior to the completion of the independent registered public accounting firm’s audit.

OTHER MATTERS

Expenses and Solicitation of Proxies

The cost of solicitation of proxies for the Annual Meeting will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation. The Company will also request persons, firms, and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners. The Company will reimburse holders for their reasonable expenses.

Stockholder Proposals for Annual Meetings

Stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the 2014 annual meeting of stockholders must be received by the Company by December 17, 2013. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy.

In accordance with our by-laws as currently in effect, for a stockholder to nominate a director or for a proposal of a stockholder to be presented at the Company’s 2014 annual meeting of stockholders, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 of the Exchange Act, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Company, together with all supporting documentation required by the Company’s by-laws, not prior to the close of business on January 21, 2014 nor later than the close of business on February 20, 2014. You may contact the Company’s Secretary at the address below for a copy of the relevant by-law provisions regarding the requirements for making stockholder proposals and nominating director candidates. Any proposals should be mailed to: Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801, Attention: Corporate Secretary.

MONOTYPE IMAGING HOLDINGS INC.

500 UNICORN PARK DRIVE

WOBURN, MA 01801

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M58406-P38784	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MONOTYPE IMAGING HOLDINGS INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following Class I directors:

1.	Election of two Class I directors to serve until the 2016 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal:	0	0	0

	01) Robert M. Givens
	02) Roger J. Heinen, Jr.

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	Advisory approval of the Company’s executive compensation.	0	0	0

3.	Ratify Ernst & Young LLP as the Company’s independent Auditors for the year ending December 31, 2013.	0	0	0

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	0	0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and the Company’s Annual Report on Form 10-K are available at

http://ir.monotype.com

M58407-P38784

MONOTYPE IMAGING HOLDINGS INC.

Annual Meeting of Stockholders

May 21, 2013 8:30 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Douglas J. Shaw and Scott E. Landers, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Monotype Imaging Holdings Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, local time on May 21, 2013, at the Company’s principal office located at 500 Unicorn Park Drive, Woburn, MA 01801, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side